UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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GGP INC.
(Name of Registrant as Specified In Its Charter)

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GGP

A RETAIL REAL ESTATE COMPANY

PROXY STATEMENT
2017

Adore

GGP INC.
110 North Wacker Drive
Chicago, Illinois 60606
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2017
To our Stockholders:
The 2017 Annual Meeting of Stockholders of GGP Inc. will be held on May 17, 2017, at 9:00 a.m. Chicago time at our principal executive offices located at 110 North Wacker Drive, Chicago, Illinois 60606. At the meeting, our stockholders will consider the following items of business:

1.	To elect nine directors to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;
2.	To approve, on an advisory basis, the frequency of the advisory vote on executive compensation;
3.	To approve, on an advisory basis, the compensation paid to the named executive officers;
4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017;
5.	To approve an amendment to our Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director;
6.	To consider and vote upon a stockholder resolution concerning the adoption of a “proxy access” bylaw; and
7.	To transact other business properly coming before the meeting.
Each of these matters is described in further detail in the attached proxy statement. Only stockholders of record at the close of business on March 20, 2017 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.
We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to you on the Internet. These rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

By order of the Board of Directors,

Chicago, Illinois April 3, 2017
Sandeep Mathrani Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 17, 2017

The proxy statement, the annual report to stockholders, and the means to vote by Internet are available at www.ProxyVote.com.
Your Vote Is Important
Please use this opportunity to take part in our governance by voting your shares. Whether or not you plan to attend the meeting, please vote as promptly as possible in accordance with the instructions set forth in the attached proxy statement and related material.
Only persons with an admission ticket, evidence of stock ownership, or who are guests of the Company may attend and be admitted to the meeting. Photo identification will be required, such as a valid driver’s license or passport.

•	If your shares are registered in your name, you must bring an admission ticket provided by us. Instructions regarding how to obtain an admission ticket are set forth in the attached proxy statement.

•
If your shares are registered in the name of a broker or other nominee, you will need to bring a proxy or a letter from that broker or other nominee or a recent brokerage account statement that confirms that you are the beneficial owner of those shares as of the record date.

If you do not have either an admission ticket or proof that you own shares, you will not be admitted to the meeting. No cameras, recording equipment, electronic devices, large bags, or packages will be permitted at the meeting.

Proxy Statement Summary
This summary highlights information contained in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders
When:	May 17, 2017 at 9:00 a.m. Central Time
Where:	110 North Wacker Drive, Chicago, Illinois 60606
Who:	Stockholders of Record on March 20, 2017

Voting Matters and Board Recommendations
Proposals		Recommendation
1.	To elect nine directors to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.	FOR
2.	To approve, on an advisory basis, the frequency of the advisory vote on executive compensation.	1 YEAR
3.	To approve, on an advisory basis, the compensation paid to the named executive officers.	FOR
4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.	FOR
5.	To approve an amendment to our Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director.	FOR
6.	To consider and vote upon a stockholder resolution concerning the adoption of a “proxy access” bylaw.	AGAINST

Casting Your Vote
Internet:	www.proxyvote.com until 11:59 p.m. Eastern Time on May 16, 2017.
Telephone:	1-800-690-6903 until 11:59 p.m. Eastern Time on May 16, 2017.
Mail:	Mark, sign, date and return your proxy or voting instruction card.
In person:	Request, complete and deposit a copy of the proxy card or complete a ballot at the Annual Meeting of Stockholders.

Compensation Program Highlights

Recent Updates
In response to input from stockholders, and to provide a balanced market-competitive compensation package that reinforces the Company’s commitment to paying for performance, GGP introduced changes to awards granted under the 2010 Equity Incentive Plan (“Equity Plan”) for awards granted in 2016 for 2015 service. These changes include requiring named executive officers (“NEOs”) to accept half the value of their Equity Plan awards in the form of performance-vesting restricted stock or performance-vesting full value restricted stock-like operating partnership units (“Restricted Stock-Like LTIP Units”), with the other half delivered in time-vesting stock options or stock-option like appreciation-only operating partnership units (“Stock Option-Like LTIP Units” and together with Restricted Stock-Like LTIP Units, “LTIP Units”). Adding another performance-vesting component to Equity Plan awards aligns our executive compensation program with stockholder interests.

Additionally, as a result of feedback from stockholders following the 2016 say-on-pay vote, the Compensation Committee adopted several new compensation policies and implemented other changes to address stockholder concerns, which are summarized below.

Stockholder Outreach and Response Following 2016 Say-on-Pay Vote
What We Heard		How We Responded
■	Oppose excise tax gross-ups in employment agreements.	☑	Our Compensation Committee adopted a formal policy prohibiting excise tax gross-ups in future NEO employment agreements.
■	Oppose guaranteed minimum bonuses.	☑	Our Compensation Committee adopted a formal policy prohibiting guaranteed minimum bonuses in future NEO employment agreements.
■	Desire performance-based component in future equity awards.	☑	Our Compensation Committee adopted a formal policy that future NEO equity awards will not be 100% time-vesting.
■	Prefer stock-based awards over stock option-based awards.	☑	Awards granted in 2017 for 2016 performance were in the form of restricted stock and Restricted Stock-Like LTIP Unit awards.

What We Do		What We Don’t Do
☑	Do link pay to performance by rewarding NEOs based on the value they create for the Company and stockholders.	☒	No guaranteed minimum bonuses for NEOs in 2017 or beyond.
☑	Do put pay at risk based on performance - over 90% of our CEO’s pay and at least 64% of each NEO’s pay is at-risk based on performance.	☒	No compensation strategies that focus pay on short-term results to the detriment of long-term goals.
☑	Do set meaningful performance goals at the beginning of each performance period.	☒	No incentives that encourage excessively risky behavior.
☑	Do require significant stock ownership by our NEOs.	☒
No discounted stock options, stock option reloads, or stock option repricing (except in connection with certain corporate transactions such as spin-offs, special dividends and stock splits), without stockholder approval.

☑	Do permit clawbacks of compensation from NEOs in the event of certain financial restatements.	☒	No employees are permitted to engage in speculative trading, hedging, or derivatives transactions in Company stock.
☑	Do limit perquisites.	☒	No separate benefit plans for NEOs - NEOs participate in the same benefit plans available to other full time employees.
☑	Do require a performance-based component in all NEO equity awards.	☒	No evergreen provisions in our equity plan.
		☒	No excise tax gross-ups in future NEO employment agreements.
		☒	No future 100% time-vesting equity awards for NEOs.

PROXY STATEMENT

The Board of Directors of GGP Inc. is asking for your proxy for use at the annual meeting of our stockholders to be held on May 17, 2017, at 9:00 a.m. Central Time at our principal executive offices located at 110 North Wacker Drive, Chicago, Illinois, and at any postponement or adjournment of the meeting. We are making this proxy statement (the “Proxy Statement”) and related material available to our stockholders on or about April 3, 2017. In this Proxy Statement, we refer to GGP Inc. as “GGP,” “we,” “us,” “our,” or the “Company” and we sometimes refer to our Board of Directors as the “Board.”

PROPOSAL 1 ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote
FOR each of the nine director nominees (Item 1 on the Proxy Card).
Our Board of Directors is currently comprised of nine members. Each of the Company’s directors serves for a one-year term and is subject to annual election by the stockholders. Accordingly, the stockholders will be asked to elect nine directors at the Annual Meeting. Each director will hold office until the Annual Meeting of Stockholders in 2018, and until a successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated the persons set forth below for a term of office commencing on the date of this year’s Annual Meeting and ending on the date of the Annual Meeting of Stockholders in 2018, and until their respective successors are duly elected and qualified, or until his or her earlier death, resignation or removal.

Director Nomination Process

The Nominating and Governance Committee annually selects candidates that it recommends to the Board of Directors to be director nominees for election by the stockholders. In addition, the Nominating and Governance Committee also selects candidates that it recommends to the Board as directors to fill vacancies. The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite experience, qualifications, attributes and skills of director nominees.

The Nominating and Governance Committee considers many factors in identifying and recommending nominees for positions on the Board. This assessment includes independence, as well as numerous other factors, including ability to devote adequate time to Board duties, experience, age, leadership, skills, and background.

Director nominees must possess appropriate qualifications and reflect a reasonable diversity of personal experience and background to promote our strategic objectives and to fulfill responsibilities as directors to our stockholders. In considering candidates, the Nominating and Governance Committee considers the background and qualifications of the directors as a group, and whether the candidates and existing directors together will provide an appropriate mix of experience, knowledge and attributes that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee and the Board do not have a formal diversity policy; however, in identifying nominees for director, the Nominating and Governance Committee considers a diversity of professional experiences, perspectives, education, and backgrounds among the directors to ensure that a variety of perspectives are represented in Board discussions and deliberations concerning our business.

The Board also believes that it should rotate directors from time to time. In furtherance of the Board's desire to rotate directors, two incumbent directors agreed not to stand for re-election in 2017 so the Board could nominate two new directors for election. When selecting these nominees, the Board focused on increasing various aspects of the Board's diversity. This year, women represent one-third of the Board's director nominees.

The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee does not set specific minimum qualifications that candidates must meet in order for it to recommend them to the Board, but rather believes that each candidate should be evaluated based on his or her merits, taking into account the needs of the Company and the composition of the Board as a whole.

The Nominating and Governance Committee uses the same criteria to evaluate director candidates designated by Brookfield pursuant to the Investment Agreement as it uses for all other candidates. See “Investment Agreement with Brookfield” for a description of such designation rights.

In identifying potential candidates for Board membership, the Nominating and Governance Committee relies on suggestions and recommendations from members of the Board, management, stockholders, and others. The Nominating and Governance Committee will consider candidates recommended by stockholders, and those candidates will be evaluated in the same manner as other candidates. The Nominating and Governance Committee assesses which candidates appear to best fit the needs of the Board and the Company and interviews and evaluates those candidates. Candidates selected by the Nominating and Governance Committee are recommended to the Board of Directors. After the Board of Directors has approved a candidate (other than those designated pursuant to the Investment Agreement), the Board determines how to extend an invitation to join the Board.

Stockholders who wish to submit nominations for director for consideration by the Nominating and Governance Committee for election at the 2018 Annual Meeting of Stockholders may do so by delivering written notice, along with the additional information and materials required by our Bylaws, to our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of this year’s annual meeting. As specified in our Bylaws, different notice deadlines apply in the case of a special meeting, when the date of an annual meeting is more than 30 days before or more than 70 days after the first anniversary of the prior year’s meeting, or when the first public announcement of the date of an annual meeting is less than 100 days prior to the date of such annual meeting. Accordingly, for the 2018 Annual Meeting of Stockholders, we must receive this notice on or after January 17, 2018, and on or before February 16, 2018. Such information must be addressed to our Corporate Secretary, c/o GGP Inc., 110 North Wacker Drive, Chicago, Illinois 60606-1511.

In the future, the Nominating and Governance Committee may choose to use outside consultants to help identify potential candidates and has sole authority to retain such outside consultants for this purpose.

Board of Directors and Nominees

The nominees for our Board of Directors are set forth below, along with a description of their professional background, directorships during the past five years, and key attributes, experience, and skills. All nominees have agreed to serve if elected.

Richard B. Clark, 58	Director since November 2010
Mr. Clark serves as a Senior Managing Partner of Brookfield and Chairman of the Brookfield Property Group, a global value investor active in all property sectors. Mr. Clark has been employed by Brookfield and its predecessors since 1984 in various senior roles, including Chief Executive Officer of the Brookfield Property Group, Brookfield Property Partners and Brookfield Office Properties. Mr. Clark serves as a director on several of Brookfield’s real estate affiliate boards, including Chairman of Brookfield Property Partners (NYSE: BPY), a diversified real estate company that owns, operates and develops one of the largest global portfolios of office, retail, multifamily, industrial, hospitality, triple net lease and self-storage assets, and a member of the board of Canary Wharf, an iconic London real estate business. Mr. Clark holds a business degree from the Indiana University of Pennsylvania.

Key Attributes, Experience and Skills:
Mr. Clark's extensive experience in private equity, particularly in the real estate industry, allows him to make key contributions to our Board of Directors on investment and other strategy matters. Mr. Clark is a Brookfield Designee pursuant to the terms described under “Investment Agreement with Brookfield” and, as a Senior Managing Partner of Brookfield and the Chairman of Brookfield Property Group, may be deemed to have control over certain shares and warrants of GGP held by Brookfield entities, as described in the footnotes to the “Security Ownership of Certain Beneficial Owners and Management” table.

Mary Lou Fiala, 65	Director since November 2010
Ms. Fiala has served as the Co-Chairperson of LOFT Unlimited, a personal financial and business consulting firm since 2009. Ms. Fiala previously served as President and Chief Operating Officer of Regency Centers Corporation (NYSE:REG), a real estate investment trust specializing in the ownership and operation of grocery anchored shopping centers, from 1999 to 2008. From January 2009 until December 2009 she served as Vice Chairman and Chief Operating Officer. In her role as Vice Chairman and Chief Operating Officer, Ms. Fiala was responsible for the operational management of Regency’s retail centers nationwide. She serves as a director of Regency and Non-Executive Chairman of Build-a-Bear Workshop, Inc. (NYSE:BBW), a global interactive make-your-own animal retail entertainment experience provider. Ms. Fiala also served as the 2008-2009 Chairman of the International Council of Shopping Centers (“ICSC”) and was an independent director of CNL Growth Properties, Inc., a non-traded real estate investment trust, until August 2014. Ms. Fiala earned a bachelor’s degree in science from Miami University.

Key Attributes, Experience and Skills:
Ms. Fiala has extensive operational experience in the retail industry, which brings the perspective of our tenants to our Board of Directors. Prior to working with Regency, Ms. Fiala served as Managing Director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm’s retail-related initiatives. Previously, she also served as Senior Vice President and Director of Stores for Macy’s East/Federated Department Stores, where she was responsible for 19 Macy’s stores in five states, generating more than $1 billion in sales volume. Before her tenure at Macy’s, Ms. Fiala was Senior Vice President of Henri Bendel and Senior Vice President and Regional Director of stores for Federated’s Burdine’s Division. Her prior leadership roles allow her to provide to our Board of Directors insight on management and operational initiatives.

J. Bruce Flatt, 51	Director since November 2010
Mr. Flatt is the Chief Executive Officer of Brookfield Asset Management, a global value investor with a focus on the real assets sectors of property, renewable energy and infrastructure. Mr. Flatt joined Brookfield in 1990 and became CEO in 2002. He is a director of Brookfield Asset Management and is Chairman of its Investment Committee. Mr. Flatt holds a business degree from the University of Manitoba.

Key Attributes, Experience and Skills:
Mr. Flatt has been instrumental in the global expansion of the asset management business of Brookfield for over 25 years. In this capacity, Mr. Flatt has served on over 20 public company boards over the past two decades. Mr. Flatt’s extensive experience in serving on the boards of public companies gives him valuable insight into the operations of public companies, and his experience at Brookfield, particularly in property operations, provides him with expertise that benefits our Board of Directors. Mr. Flatt is a Brookfield Designee pursuant to the terms described under “Investment Agreement with Brookfield” and, as the CEO and a Senior Managing Partner of Brookfield, may be deemed to have control over certain shares and warrants of GGP held by Brookfield entities, as described in the footnotes to the “Security Ownership of Certain Beneficial Owners and Management” table.

Janice R. Fukakusa, 62	Director Nominee 2017
Ms. Fukakusa served as Chief Administrative Officer and Chief Financial Officer of Royal Bank of Canada (NYSE: RY), a Canadian multinational financial services company and the largest bank in Canada (“RY”), from January 2009 until January 2017. Since joining RY in 1985, she has served in various positions including Executive Vice-President, Finance, Vice-President, Portfolio Management, Senior Vice-President, Multinational Banking, Chief Internal Auditor, and Executive Vice-President, Specialized Services, RBC Banking. In these roles, Ms. Fukakusa gained key business experience in retail and business banking, corporate banking, account management, corporate finance, treasury, strategic development and corporate functions. Prior to joining RY, she was employed by PricewaterhouseCoopers LLP (“PWC”) where she obtained the professional designations of Chartered Professional Accountant and Chartered Business Valuator. Ms. Fukakusa serves on a number of professional and not-for-profit organizations including Ryerson University, The Princess Margaret Cancer Foundation, Wellspring Cancer Support and Schulich School of Business. Ms. Fukakusa holds a Bachelor of Arts from University of Toronto, a Master of Business Administration from Schulich School of Business, and an Honorary Doctorate of Laws from York University. Ms. Fukakusa has been named a Fellow of the Institute of Chartered Professional Accountants of Ontario.

Key Attributes, Experience and Skills:
Ms. Fukakusa has extensive business, financial and leadership experience. As a member of RY’s management team, she was one of eight executives responsible for setting the overall strategic direction of RY. Ms. Fukakusa was named one of the 25 Most Powerful Women in Banking by American Banker magazine from 2013 to 2016. She was selected as Canada’s CFO of the Year by Financial Executives Canada, PWC and Robert Half in 2014 and was inducted into Canada’s Most Powerful Women Hall of Fame in 2007. Ms. Fukakusa’s extensive financial and leadership experience allow her to provide our Board with valuable insight and knowledge on financial, investment and strategic matters.

John K. Haley, 66	Director since September 2009
Mr. Haley was a partner at Ernst & Young LLP in Transaction Advisory Services from 1998 until 2009 and led the Transaction Advisory Services practice in Boston, Massachusetts. Prior to that, he was an Audit Partner at Ernst & Young LLP from 1988 until 1997, where he served as audit partner on a variety of public and private companies. Mr. Haley is a member of the board of directors and chair of the audit committee of Amplify Snack Brands, Inc. Mr. Haley is also a member of the board of directors of Truck Hero, Inc. Mr. Haley holds a degree in accounting from Northeastern University and has completed executive programs at Harvard Business School, Northwestern University and Babson College.

Key Attributes, Experience and Skills:
Mr. Haley has financial expertise and significant experience in SEC registrations, restructurings, special investigations and forensic investigations. Mr. Haley has given expert testimony on financial and accounting matters, and has experience in the real estate and retail industries. Mr. Haley was a member of the American Society of Certified Public Accountants. Mr. Haley’s extensive professional accounting and financial experience, including with respect to public company requirements and SEC registrations, allow him to provide key contributions to the Board of Directors on financial, accounting and corporate governance matters.

Daniel B. Hurwitz, 53	Director since August 2013
Mr. Hurwitz serves as the Founder and Chief Executive Officer of Raider Hill Advisors, LLC, a private real estate investment and retail advisory firm, since February 2015. Prior to founding Raider Hill, Mr. Hurwitz spent five years as Chief Executive Officer of DDR Corp. (NYSE:DDR), an owner and manager of value-oriented shopping centers (“DDR”), and served as a director of DDR from 2009 to 2014. Mr. Hurwitz previously served as Interim President and Chief Executive Officer of Brixmor Property Group, Inc. (NYSE:BRX), a portfolio owner of open-air shopping centers, from February 2016 to May 2016, and he has served as a Director since 2016. Mr. Hurwitz also previously served as a director of CubeSmart (NYSE:CUBE), a self-administered and self-managed storage facilities real estate company, Sonae Sierra Brasix, SA (BVMF:SSBR3), a developer, owner and operator of shopping centers in Brazil, and Boscov's Department Store, Inc., a department store retailer. Mr. Hurwitz is a graduate of Colgate University and the Wharton School of Business Management Program at the University of Pennsylvania.

Key Attributes, Experience and Skills:
Mr. Hurwitz has extensive retail real estate industry experience. His leadership of DDR, his prior experience as a member of senior management of companies in the retail industry, and his prior role as a member of the Board of Trustees of CubeSmart, for which he served as a member of the audit committee and chairman of the executive compensation committee, make him an invaluable member of our Board. Mr. Hurwitz is also very active in many cultural, charitable and academic institutions, which provide an important diversity of perspective and link between our Board and the community.

Brian W. Kingston, 43	Director since August 2013
Mr. Kingston is Chief Executive Officer of Brookfield Property Group and Brookfield Property Partners. He is also a Senior Managing Partner of Brookfield. Since joining Brookfield in 2001, Mr. Kingston has been engaged in a wide range of merger and acquisition activities, including Brookfield’s investments in Canary Wharf, O&Y REIT and O&Y Corp., Trizec Properties and Multiplex. From 2008 to 2013 he led Brookfield’s Australian business activities, holding the positions of Chief Executive Officer of Brookfield Office Properties Australia, Chief Executive Officer of Prime Infrastructure and Chief Financial Officer of Multiplex. Mr. Kingston also serves as a director of Brookfield’s real estate company-affiliated boards, including Rouse Properties, a real estate investment trust company, and Canary Wharf, an iconic London real estate business. Mr. Kingston holds a Bachelor of Commerce degree from Queens University.

Key Attributes, Experience and Skills:
Mr. Kingston has extensive experience in the private equity and real estate industries, which allows him to make key contributions to our Board of Directors on investment and other strategic matters. Mr. Kingston is a Brookfield Designee pursuant to the terms described under “Investment Agreement with Brookfield” and, as a Senior Managing Partner of Brookfield and Chief Executive Officer of Brookfield Property Group, may be deemed to have control over certain shares and warrants of GGP held by Brookfield entities, as described in the footnotes to the “Security Ownership of Certain Beneficial Owners and Management” table.

Christina M. Lofgren, 65	Director Nominee 2017
Ms. Lofgren served as Executive Vice President, Real Estate/Property Development of The TJX Companies, Inc. (NYSE:TJX), an American apparel and home goods company (“TJX”), from February 2013 to February 2016. From April 2002 to January 2013, she served as Senior Vice President, Real Estate/Property Development of TJX. Since joining TJX in 1989, Ms. Lofgren held various management positions at TJX, overseeing acquisitions, construction and development projects, asset management, and real estate research and analysis. Ms. Lofgren is a graduate of Boston Business School.

Key Attributes, Experience and Skills:
Ms. Lofgren has extensive retail and real estate experience, which allows her to make key contributions to our Board on strategic matters, including acquisitions, divestures and development projects. Additionally, her knowledge of retailer operations enables her to provide valuable insight to the Board on strategic issues involving tenants of the Company.

Sandeep Mathrani, 54	Director since January 2011
Prior to joining the Company, Mr. Mathrani was the President of Retail for Vornado Realty Trust (“Vornado”). Mr. Mathrani is a Trustee of ICSC, an Executive Board member and Second Vice Chair of the National Association of Real Estate Investment Trusts (“NAREIT”) and a member of The Real Estate Roundtable. Mr. Mathrani holds a Master of Engineering, Master of Management Science, and Bachelor of Engineering from Stevens Institute of Technology.

Key Attributes, Experience and Skills:
A real estate industry veteran with over 25 years of experience, Mr. Mathrani joined Vornado in February 2002, where he oversaw U.S. retail real estate. Prior to Vornado, Mr. Mathrani spent eight years with Forest City Ratner, where he was Executive Vice President, responsible for that company's retail development and related leasing in the New York City metropolitan area. Mr. Mathrani's leadership role with the Company as well as his prior leadership roles at other real estate companies provide him with key experience in business and in the real estate industry and contribute to his ability to make strategic decisions with respect to our business. In addition, his in-depth knowledge of our business strategy and operations due to his role as our Chief Executive Officer enable him to provide valuable contributions and facilitate effective communication between management and the Board.

The Board believes it should rotate directors from time to time to add, among other factors, diversity of perspective and experience. To assist the Board in the process of rotating directors, Messrs. Neithercut and Patterson offered not to stand for re-election in 2017 to allow the Board to put forth two new director nominees, Mses. Fukakusa and Lofgren. The Board is grateful to Messrs. Neithercut and Patterson for their guidance and contributions over the past six years.
Below is a description of Messrs. Neithercut's and Patterson's professional background, directorships during the past five years, and key attributes, experience, and skills.

David J. Neithercut, 61	Director since November 2010
Mr. Neithercut has served as President and Chief Executive Officer and a member of the Board of Trustees of Equity Residential (NYSE:EQR), a REIT focused on the acquisition, development and management of apartment properties in various U.S. markets. He served as President of Equity Residential since May 2005. From 2004 until 2005, Mr. Neithercut was the Executive Vice President - Corporate Strategy at Equity Residential, and from 1995 until 2004, he was the Executive Vice President and Chief Financial Officer. Mr. Neithercut is a member of the Executive Board of NAREIT of which he served as Chairman in 2015. He also serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the MBA Real Estate Program Advisory Board at Columbia University. Mr. Neithercut holds a bachelor’s degree from St. Lawrence University and an M.B.A. from the Columbia University Graduate School of Business.

Key Attributes, Experience and Skills:
Mr. Neithercut’s leadership experience in working with residential REITs, as well as his membership in industry committees, provides our Board with valuable insight and knowledge into REIT operations and strategy and the REIT industry in general.

Mark R. Patterson, 56	Director since July 2011
Mr. Patterson is a real estate consultant, financial advisor, and President of MP Realty Advisors LLC. From September 2010 until March 2016, Mr. Patterson was Chairman of Boomerang Systems, a manufacturer of automated parking systems, and served as the Chief Executive Officer from September 2010 until January 2015. In August 2015, Boomerang Systems filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Boomerang Systems, Mr. Patterson was the Managing Director and Head of Real Estate Global Principal Investments of Merrill Lynch, a wealth management and financial advisory service provider, since 2005, and in 2006 also became the Global Head of Commercial Real Estate, which encompassed real estate investment banking, principal investing and mortgage debt. Since 2014, Mr. Patterson has served as a director UDR, Inc. (NYSE:UDR), a multifamily real estate investment trust. Since July 2016, he has served as a director of Digital Realty Trust, Inc. (NYSE: DLR), an owner, developer and manager of technology-related real estate. Mr. Patterson holds a B.A. from the College of William and Mary and an M.B.A. from the Darden School of Business at the University of Virginia.

Key Attributes, Experience and Skills:
Mr. Patterson has been involved in a wide range of advisory assignments, initial public offerings and financings that have spanned virtually all property types. Many of these transactions are notable because they were some of the largest of their type or represented new financing trends in global real estate finance. Although based in the United States, Mr. Patterson has had extensive global experience overseeing both Merrill Lynch’s and Citigroup’s real estate activities worldwide. Mr. Patterson is also a Certified Public Accountant.

CORPORATE GOVERNANCE

Board Meetings and Attendance

The Board of Directors of GGP held eight meetings during 2016. Each of the incumbent directors of the Company attended at least 88% of the meetings of the Board applicable to the director. With respect to those Board committees on which he or she served during 2016, the applicable directors attended 100% of the meetings.

The Company encourages its Board members to attend annual meetings of its stockholders. Four Board members then serving attended the Company’s annual meeting of stockholders in 2016.

Meetings of Non-Employee Directors

The non-employee directors hold regular meetings without any members of management present. Mr. Flatt, the independent Chairman of the Board, presides over meetings of the non-employee directors.

Board Leadership Structure

It is the current policy of the Board that the role of Chairman and Chief Executive Officer are separate, and that the Chairman is independent within the meaning of the NYSE listing standards. Therefore, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Board believes the current structure is appropriate and effective for the Company. The Board believes that there are advantages to having an independent Chairman of the Board for matters such as communications and relations between the Board, the Chief Executive Officer, and other senior leadership; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust senior leadership, Board, and Chief Executive Officer evaluation processes. In addition, the Board believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight. The duties of the independent Chairman of the Board include: working with the Chief Executive Officer and other directors to set the agenda for the Board meetings; presiding over all meetings of the Board and executive sessions of the independent directors; and serving as the principal liaison on Board-wide issues. The Chairman serves as an information resource for the independent directors and acts as a liaison between directors, committee chairs and management.

Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including market, strategic, operational, financial, legal, competitive and regulatory risks. Our Board of Directors is responsible for oversight of risks facing the Company, while our management team is responsible for day-to-day management of risk. Our Board, as a whole, directly administers its risk oversight function through regular interactions with our management and, from time to time, input from independent advisors. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for GGP. The Board receives updates in the ordinary course from management and outside advisors regarding risks we face, including litigation and various operating risks. The risk oversight function is also administered through the standing committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, reporting to our Board regularly and involving our Board as necessary.

Our Board committees oversee certain aspects of risk management as follows:

•
The Audit Committee assists the Board in the oversight of the Company’s risk management process. The Audit Committee oversees risk management as it relates to GGP’s financial condition, financial statements, financial reporting process and accounting matters, the adequacy of our risk-related internal controls, and internal investigations. The Audit Committee reviews and discusses with management and the independent auditor the Company’s major financial risk exposures and any significant non-financial risk exposures, and related policies and practices to assess and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee also reviews the role of the Board in the oversight of the Company’s risks. Furthermore, a Risk Management Committee, composed of senior managers from each of the Company’s major business areas, periodically reports to the Audit Committee. The Risk Management Committee discusses the management and mitigation of the Company’s major strategic risks, shares information on risk management across the Company and manages risk in their functional area, as well as monitoring major emerging risks.

•
The Compensation Committee oversees GGP’s overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs, including risks related to the executive officer compensation programs such as those that are incentive-driven compensation plans.

•
The Nominating and Governance Committee oversees risks related to the composition and structure of the Board of Directors and its committees and GGP’s corporate governance, including evaluating and considering evolving corporate governance best practices.

The Board and its relevant committees review with GGP’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in GGP’s strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to proposed actions and initiatives. Further, we believe that our current leadership structure, including that of having an independent Chairman, enhances the Board’s ability to oversee the Company’s risks.
Compensation Risk Assessment
The Compensation Committee believes that our compensation program does not encourage unnecessary or excessive risk taking that could have a material adverse effect on our Company. The following key compensation program elements were reviewed in connection with our risk assessment:

•	Base salaries are fixed in amount.

•
In determining cash awards under the Incentive Compensation Plan, the Compensation Committee considers a variety of short-term individual and corporate annual performance objectives (as described below under “Compensation Discussion and Analysis”) that the Compensation Committee believes will yield long-term stockholder value. The Compensation Committee uses discretion when setting Incentive Compensation Plan awards, which the Compensation Committee believes appropriately balances risk and the desire to focus executives on short-term goals that are integral to long-term value creation. The Compensation Committee believes this process avoids putting undue emphasis on any particular performance measure.

•
A significant portion of the compensation provided to our named executive officers is in the form of equity awards granted pursuant to the Equity Plan. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the total value of the awards is tied to our stock price and achievement of multi-year performance metrics, and grants are subject to time-based vesting, which ensures that executives have significant value tied to our long-term stock price performance. Our executive stock ownership guidelines further align the interests of our executives with our stockholders.

Committees of the Board of Directors
Our Board of Directors has the authority to appoint committees to perform certain management and administration functions. The current standing committees are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board may, however, from time to time, establish or maintain additional committees as necessary or appropriate.
The table below shows current membership for each of the standing Board committees.

Audit Committee	Nominating and Governance Committee	Compensation Committee
John K. Haley*	Richard B. Clark	Mary Lou Fiala
David J. Neithercut[1]	Mary Lou Fiala	J. Bruce Flatt*
Mark R. Patterson[1]	Mark R. Patterson*[1]	John K. Haley
Daniel B. Hurwitz[2]
*Denotes Chair.
1 Messrs. Neithercut and Patterson are not standing for reelection as directors at the Annual Meeting.
2 Mr. Hurwitz resigned from the Compensation Committee on February 9, 2016 and was reappointed on February 23, 2017.

Committee members and Chairs are appointed by the Board upon recommendation of the Nominating and Governance Committee with consideration of the desires of individual directors. The Board considers rotating committee members periodically, but the Board does not have a rotation policy.

The Board and each standing committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance. Directors have complete access to the Board’s advisors.

Each of the committees operate under a written charter. Copies of these charters can be obtained from our website at www.ggp.com under the “Investors - Leadership & Governance - Corporate Governance Documents” heading or by writing to our Corporate Secretary at our principal executive offices.
Audit Committee
The Board has a standing Audit Committee, established in accordance with the requirements of the SEC. The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the requirements for independence and expertise, including financial literacy for the purposes of serving on the Audit Committee, under applicable NYSE listing standards and SEC rules. The Board of Directors has also determined that Mr. Haley qualifies as an “audit committee financial expert” under applicable SEC rules.
The primary purpose of the Audit Committee is to assist the Board’s oversight of:

•	The quality and integrity of the financial statements of the Company, including its financial accounting principles and policies and its internal controls over financial reporting;

•	The independent auditor’s qualifications, performance and independence;

•	The performance of the Company’s internal audit function and independent auditors;

•	The compliance by the Company with legal and regulatory requirements; and

•	The review and approval of all related party transactions.

The Audit Committee also prepares the report required to be prepared by the committee and included in the Company’s annual meeting proxy statement pursuant to SEC rules.

The Audit Committee has the authority to retain and compensate independent legal, accounting, or other advisors and experts and the Company will provide appropriate funding for the compensation of any such advisors. The Audit Committee has the sole authority (on behalf of the Company) to appoint, retain or replace the Company’s independent registered public accounting firm, who reports directly to the Audit Committee, although the Audit Committee has a policy of seeking stockholder ratification of the appointment of the Company’s independent registered public accounting firm, as described in Proposal 4. The Audit Committee is responsible for the audit fee negotiations associated with the Company's retention of the Company’s independent registered public accounting firm. The Audit Committee meets with the independent auditor without any member of management present, prior to release of the annual audited financial statements, to discuss the independent registered public accounting firm’s views about the qualitative aspects of the Company’s financial reporting. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the Company's independent registered public accounting firm. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm is in the best interests of the Company and its investors. In conjunction with the mandated rotation of the lead engagement partner, the Audit Committee is directly involved in the selection of new lead engagement partner.
The Audit Committee is empowered to investigate any matter brought to its attention with full access to the Company’s books, records, facilities and personnel. Further, the Audit Committee may form and delegate authority to subcommittees when appropriate.
Finally, the Audit Committee reviews and discusses with management and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor any significant non-financial risk exposures and related policies and practices to assess and control such exposures, including the Company’s risk assessment and risk management policies, and reviews the role of the Board in the risk oversight of the Company, such as how the Board administers its oversight function.
The Audit Committee held ten meetings during 2016.
Nominating and Governance Committee
In accordance with the listing standards of the NYSE, the Nominating and Governance Committee is comprised solely of independent directors. The primary functions of the Nominating and Governance Committee include:

•	Developing and implementing policies, procedures and criteria for the selection of qualified director candidates;

•	Identifying, screening and reviewing individuals qualified to become directors;

•	Recommending to the Board director nominees for the next annual meeting of stockholders or to fill Board vacancies;

•	Assessing, developing, recommending to the Board and overseeing the implementation of the Board’s Corporate Governance Guidelines and the Company’s governance practices generally;

•	Organizing and undertaking the Board’s annual review of Board, committee and director performance and overall corporate governance; and

•	Reviewing and recommending to the Board the composition and leadership of board committees.

According to the Nominating and Governance Committee’s charter, it has sole authority to retain any search firm to be used to identify director candidates and the sole authority to approve the search firm’s fees and other retention terms. The Nominating and Governance Committee also has the authority to retain and compensate independent advisors and experts and the Company will provide appropriate funding for the compensation of any such advisors. See “Director Nomination Process” for more information on the Nominating and Governance Committee.
The Nominating and Governance Committee is empowered to investigate any matter brought to its attention with full access to the Company’s books, records, facilities and personnel. Further, the Nominating and Governance Committee may form and delegate authority to subcommittees when appropriate.
The Nominating and Governance Committee held five meetings during 2016.

Compensation Committee
In accordance with the listing standards of the NYSE, the Compensation Committee is comprised solely of independent directors. The Compensation Committee has responsibility for evaluating and approving, as a committee or together with the Board (or independent directors as appropriate) as directed by the Board, the compensation of directors and executive officers of the Company. The primary functions of the Compensation Committee include:

•	reviewing and approving or making recommendations on the Company’s overall compensation strategy and policies;

•
evaluating whether the Company’s compensation structure establishes appropriate incentives for executives and other employees of the Company, including whether the Company’s compensation policies and practices for its employees and executives give rise to risks that are reasonably likely to have a material adverse effect on the Company;

•	reviewing and approving, in consultation with the independent directors, compensation for our Chief Executive Officer;

•	reviewing and approving, as a committee or together with the Board (as directed by the Board), the compensation for the other executive officers of the Company;

•
monitoring, reviewing and administering the Company’s compensation and benefit plans, including our Incentive Compensation Plan, the Equity Plan and all other incentive-compensation or equity-based plans;

•	reviewing and approving the form and amount of compensation of directors;

•	preparing the Compensation Committee Report required by SEC rules to be included in our Annual Report;

•
reviewing and discussing with management the compensation, discussion and analysis disclosure required by SEC rules, compensation practices as related to risk management, and the disclosure in the proxy materials regarding the stockholder advisory vote on executive compensation (“say-on-pay”);

•	reviewing and recommending to the Board the frequency of the say-on-pay vote;

•	reviewing the results of the advisory say-on-pay vote and considering whether to make any adjustments to the Company’s executive compensation policies and practices;

•	monitoring compliance with legal prohibitions on loans from the Company to directors and executive officers of the Company;

•	monitoring compliance by directors and executive officers with the Company’s program of required stock ownership;

•	preparing recommendations and periodic reports to the Board of Directors as appropriate; and

•	handling such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

The “Compensation Discussion and Analysis” section further discusses the Compensation Committee’s responsibilities and actions.
The Compensation Committee also has the authority to retain and compensate independent legal counsel and accounting or other advisors and experts and the Company provides appropriate funding for the compensation of any such advisors. However, before selecting an advisor, the Committee considers the independence of such person or entity, including consideration of the following factors: (1) other services provided to the Company by the advisor; (2) fees paid by the Company as a percentage of the advisor’s total revenue; (3) policies or procedures maintained by the advisor that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between the Company’s executive officers and the advisor or the individual consultants involved in the engagement. The Compensation Committee did not engage advisors in 2016.

The Compensation Committee is empowered to investigate any matter brought to its attention with full access to the Company’s books, records, facilities and personnel. The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the Compensation Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and the NYSE. Furthermore, the Compensation Committee may, by resolution approved by a majority of the Committee, delegate to management the administration of the Company’s incentive compensation and equity-based compensation plans, to the extent permitted by law and as may be permitted by such plans and subject to such rules, policies and guidelines (including limits on the aggregate awards that may be made pursuant to such delegation) as the Compensation Committee shall approve, provided that, the Compensation Committee shall determine and approve the awards made under such plan to any executive officer and any other member of senior management as the Compensation Committee shall designate and shall at least annually review the awards made to such other members of senior management as the Compensation Committee shall designate.
The Compensation Committee held five meetings during 2016.
Director Independence
The Board consists of nine directors, all of whom, other than our Chief Executive Officer, are independent within the meaning of the listing standards of the NYSE. The Board has also determined that Janice Fukakusa and Christina Lofgren, who are standing for election as a director for the first time at the Annual Meeting, are independent within the meaning of the listing standards of the NYSE.
The Board reviewed director independence in March 2017. During this review, the Board considered transactions and relationships between each director and nominee (including any member of his or her immediate family, if any) and the Company and its subsidiaries and affiliates. In making independence determinations, the Board considered each relationship not only from the standpoint of the director or nominee, but also from the standpoint of persons and organizations with which the director or nominee has a relationship. The purpose of this review is to determine whether any such relationship or transactions would interfere with the director’s or nominee's independent judgment, and therefore be inconsistent with a determination that the director or nominee is independent.
When assessing the independence of the directors designated by Brookfield, the Board considered that they were nominated by significant stockholders of the Company, but concluded that this did not impair their independence. As required by the NYSE, the Board considered whether the nominated director himself had a material relationship with GGP (directly or as a partner, stockholder, or officer of an organization that has a relationship with GGP). A relationship is “material” if, in the judgment of the Board, the relationship would interfere with the director’s independent judgment.
As a result of this review, the Board affirmatively determined that each of the directors and nominees, except Mr. Mathrani, is independent of the Company and its management under NYSE listing standards. Mr. Mathrani is not independent due to his employment as Chief Executive Officer of the Company.

Important Governance Policies
We pride ourselves on our observance of best practices in corporate governance. Our policies are designed to ensure that the Company is managed for the long-term benefit of its stockholders and to enhance the creation of long-term stockholder value.

Corporate Governance Highlights
●	Annual election of directors	●	Regular board and committee self-evaluation process
●	Majority vote standard in uncontested elections	●	Committee authority to retain independent advisors
●	Majority vote standard for mergers and business combinations	●	Rigorous share ownership guidelines for both directors and executive officers
●	Stockholders owning 15% or more of our outstanding stock may call a special meeting	●	Anti-hedging policy
●	No stockholder rights plan (also known as a “poison pill”)	●	Clawback policy to recoup executive compensation
●	Regular executive sessions of independent directors	●	Commitment to sustainability
●	Independent board, with an independent Chairman (all directors other than CEO are independent)	●	Robust code of ethics
●	Separate Board Chairman and CEO	●	Comprehensive succession planning program
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which, among other matters:

•	describe director qualifications and responsibilities;

•	establish a director resignation policy;

•	provide that our directors have full and free access to the Company’s officers and employees;

•	require the Board to conduct an annual self-evaluation; and

•	set forth stock ownership guidelines for our non-employee directors and executive officers.

Our Corporate Governance Guidelines provide that no director may serve on more than three other public company boards unless the Board determines that such simultaneous service would not impair the individual’s ability to effectively serve on the Board. Directors must advise the Chairman of the Board and the Chairman of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company board or any assignment to the audit committee or compensation committee of the board of any public company of which such director is already a member.
In addition, individual directors who substantially change the principal occupation or business association they held when they were elected to the Board are expected to volunteer to resign from the Board in order to provide an opportunity for the Board, through the Nominating and Governance Committee, to review the appropriateness of continued Board membership under the circumstances.
Our Corporate Governance Guidelines require any nominee for director in an uncontested election at our Annual Meeting to tender his or her resignation for consideration by the Nominating and Governance Committee if a majority of the votes represented by shares of the Company that are outstanding and entitled to vote in the election are designated to be “withheld” from or are voted “against” his or her election.
The Nominating and Governance Committee will then evaluate the best interest of the Company and its stockholders and recommend to the Board of Directors the action to be taken with respect to any tendered resignation.
Our Corporate Governance Guidelines are available on our website at www.ggp.com under the “Investors—Corporate Governance” heading. In addition, a copy may be obtained by writing to our Corporate Secretary at our principal executive offices.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers
The Board believes that stock ownership by its non-employee directors is an important component of its corporate governance policies. Our stock ownership guidelines for non-employee directors, which are included in our Corporate Governance Guidelines, require that each non-employee director, other than those designated by a significant investor, own at least the lesser of 25,000 shares or shares having a market value of $600,000 of our common stock by the fifth anniversary of the director’s election to the Board and each anniversary thereafter. All of our non-employee directors comply with the stock ownership guidelines.
Executive officers are also subject to stock ownership guidelines, which are described below in “Compensation Discussion and Analysis.”
Code of Business Conduct and Ethics
The Board has adopted the Code of Conduct which is applicable to all employees, directors and officers of the Company and its subsidiaries and affiliates. The Code of Conduct includes a process and a toll-free telephone number for anonymous reports of potentially inappropriate conduct or potential violations of the Code of Conduct. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct for the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, by posting such information on the Company’s website.
Our Code of Business Conduct and Ethics is available on our website at www.ggp.com under the “Investors - Leadership & Governance - Corporate Governance Documents” heading. In addition, a copy may be obtained by writing to our Corporate Secretary at our principal executive offices.
Insider Trading Policy
The Company’s Insider Trading Policy prohibits aggressive or speculative trading in our securities by our officers, directors and employees and their respective family members, including, but not limited to, short sales of GGP stock, the purchase of put or call options, or the writing of such options with respect to GGP securities. The policy also prohibits hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds that are designed to hedge or offset any decrease in the market value of the Company’s securities. In addition, our officers, directors, employees and their respective family members may not pledge or otherwise use Company securities as collateral for a margin loan or any other loan where the obligation to repay such loan is affected by the value of the Company’s securities, unless approved by the Compensation Committee of the Board of Directors.
Clawback Policy
The Board has adopted a Clawback Policy that requires reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our written Related Party Transactions Policy is designed to assist with the proper identification, review and disclosure of related party transactions. Under this policy, any transaction or proposed transaction between the Company and related parties is required to be disclosed to the Audit Committee, and the Audit Committee is responsible for reviewing and approving such transactions. The Audit Committee may only approve a transaction between the Company and a related party if the transaction is on terms that are comparable to terms the Company could obtain in an arm’s-length transaction with an unrelated third party, and either the term of the transaction does not exceed one year or the Company can terminate the agreement evidencing the transaction upon reasonable notice to the related party. A related party for purposes of this policy means:

•	An officer or director of the Company;

•	A stockholder directly or indirectly beneficially owning in excess of 5% of the Company;

•	A person who is an immediate family member of, or shares a household with, an officer or director; or

•	An entity that is either wholly or substantially owned or controlled by someone listed above.

This policy does not apply to transactions in which all Company employees may participate, a transaction that involves compensation for services rendered to the Company as an employee or director, or a transaction that involves the conversion or redemption of outstanding interests in the Operating Partnership.
Related Party Transactions

During 2016, there were no transactions meeting the definition of a related party transaction under the Related Party Transaction Policy, nor were there any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

INVESTMENT AGREEMENT WITH BROOKFIELD

Pursuant to a series of restructuring transactions contemplated by our emergence from bankruptcy in 2010, we entered into a series of investment agreements, including an investment agreement (the “Investment Agreement”) with affiliates of Brookfield Asset Management Inc. (collectively, with its designees, as applicable, “Brookfield”).

Pursuant to the Investment Agreement, our Board of Directors is required to have nine members, three of whom were designated by Brookfield (“Brookfield Designees”). Brookfield’s right to designate three directors will continue so long as Brookfield beneficially owns at least 20% of our common stock on a fully diluted basis, with such right reducing to two directors if Brookfield beneficially owns between 15% and 20% of our common stock on a fully diluted basis and one director if Brookfield beneficially owns between 10% and 15% of our common stock on a fully diluted basis. Brookfield will have no right to designate a director if it beneficially owns less than 10% of our common stock on a fully diluted basis.
Pursuant to the terms of the Investment Agreement, the Company is obligated to nominate the Brookfield Designees, as part of its slate of directors, and use its reasonable best efforts to have such persons elected to the Company’s Board of Directors (subject to applicable law and NYSE rules). The Brookfield Designees are subject to such eligibility criteria as are applied in good faith by our Nominating and Governance Committee and Board to other candidates. See “Director Nomination Process” above.
Brookfield may designate a Brookfield Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such designee. In addition, subject to applicable law and NYSE rules, the Brookfield Designees must have proportional representation on any committee of the Board of Directors, except for special committees established for potential conflict of interest situations involving Brookfield or any affiliate thereof, and except that only designees who qualify under the applicable rules of the applicable stock exchange or the SEC may serve on committees where such qualification is required.
In accordance with the Investment Agreement, Messrs. Clark, Flatt and Kingston are Brookfield Designees.
In addition, pursuant to the standstill agreement entered into between us and Brookfield, in connection with any stockholder meeting or consent solicitation relating to the election of members of the Board, Brookfield may vote all of its shares of common stock as it wishes with respect to its nominees referred to in the preceding paragraph and, with respect to other nominees, may vote shares representing up to 10% of the outstanding common stock as it wishes but must vote the rest of its shares in proportion to the votes cast by other stockholders (excluding shares contractually required to be voted in proportion to the total number of votes cast pursuant to the standstill agreement).

COMPENSATION OF DIRECTORS

Directors who are our employees receive no fees for their services as directors. Non-employee directors receive an annual fee for their service on the Board and reimbursement of expenses incurred in attending meetings.

The chart below sets forth the fee structure for non-employee directors from January 1, 2016 through December 31, 2016.

Annual Fees:
All non-employee Directors, including Chairman	$200,000	(1)
Chairman	$25,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Nominating and Governance Committee Chair	$10,000
Equity Awards:
New Director Award	$75,000	(2)

(1)
Payable quarterly in arrears in cash, restricted stock of the Company and/or Restricted Stock-Like LTIP Units in the proportion elected by each non-employee director before the end of the prior calendar year. LTIP Units are a class of partnership interest in the Operating Partnership and are used as a form of equity-based award for annual long-term incentive equity compensation. LTIP Units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes. Restricted Stock-Like LTIP Units initially are not economically equivalent in value to a share of our common stock, but over time can increase in value upon the occurrence of specified events to achieve an approximately one-for-one parity with common stock by operation of tax rules. Until and unless such parity is reached, the value that an individual will realize for a given number of vested Restricted Stock-Like LTIP Units is less than the value of an equal number of shares of common stock. Assuming certain conditions are met, Restricted Stock-Like LTIP Units are convertible at the election of the holder into an equivalent number of common units of the Operating Partnership (“OP Units”), which are redeemable by the holder for approximately one common share of the Company or the cash value of such shares, at the Company’s option. The number of shares of restricted stock of the Company to be issued pursuant to the Equity Plan in payment of the portion of the annual fee shall be determined using the closing price of the Company’s common stock on the first trading day of the calendar year, with such number of shares to be rounded to the nearest whole share. The number of Restricted Stock-Like LTIP Units to be issued pursuant to the Equity Plan in payment of the portion of the annual fee shall be determined using the Duff and Phelps value on the first trading day of the calendar year, with such number of units to be rounded to the nearest whole. The equity will be granted at the beginning of the year, but will vest over the calendar year 25% on the last day of each calendar quarter. A non-employee director, other than those designated by a significant stockholder, must elect to receive at least 2/3 of his or her annual fee in the form of restricted stock of the Company and/or Restricted Stock-Like LTIP Units if such director does not meet the thresholds set forth in the Company’s Stock Ownership Guidelines for Non-Employee Directors (see “Corporate Governance—Important Governance Policies” for a description of our Stock Ownership Guidelines). If a director is no longer a director at the end of the calendar quarter, no cash payment for the quarter will be due to the director and the restricted shares and/or Restricted Stock-Like LTIP Units scheduled to vest as of the end of that quarter and thereafter will be forfeited. If a non-employee director joins the Board mid-year, the entire amount of the annual fee for the remainder of the year shall be paid in cash.

(2)
The New Director Award shall be in the form of restricted stock of the Company and vests one-third on the grant date and one-third on each of the first and second anniversaries of the grant date. The number of shares to be issued is determined based on the closing price of the Company’s common stock on the trading day either on or after the grant date (rounded to the nearest whole share).

The following table summarizes the compensation earned by or paid to each of our non-employee directors in 2016.

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Richard B. Clark*	200,000		—	—	200,000
Mary Lou Fiala	66,660		133,340	—	200,000
J. Bruce Flatt*(2)	—		—	—	—
John K. Haley	25,000	(3)	200,000	—	225,000
Daniel B. Hurwitz	—		200,000	—	200,000
Brian W. Kingston*	200,000		—	—	200,000
David J. Neithercut	—		200,000	—	200,000
Mark R. Patterson	76,660	(4)	133,340	—	210,000
* Denotes director designated by Brookfield.

(1)	Amounts represent the aggregate grant date fair value of restricted stock or Restricted Stock-Like LTIP Units computed in accordance with FASB ASC Topic 718.

(2)	Mr. Flatt elected to waive his 2016 director compensation and Compensation Committee chair fees.

(3)	This amount includes $25,000 in Audit Committee chair fees paid to Mr. Haley.

(4)	This amount includes $10,000 in Nominating and Governance Committee chair fees paid to Mr. Patterson.

Directors are encouraged to periodically participate in educational programs related to the responsibilities of directors of publicly-traded companies.

PROPOSAL 2 APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board of Directors unanimously recommends a vote
of 1 YEAR for this proposal (Item 2 on the Proxy Card).

Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act” ), in addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, requires that stockholders be given the opportunity to indicate their preference, on a non-binding, advisory basis, at least once every six years, as to how frequently we should seek future advisory votes on the compensation of our executive officers. You have the option to vote for once every one, two or three years, or you may abstain on the matter.

The Board of Directors has determined that an annual advisory vote on executive compensation is the best approach for the Company. In formulating its recommendation, the Board of Directors based this determination on a number of considerations, including the following:

•
An annual advisory vote on executive compensation is consistent with the Company's policy of welcoming input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters on a regular basis.

•	An annual advisory vote furthers our commitment to engaging with stockholders on compensation and maintaining high standards of corporate governance.

•	An annual advisory vote on executive compensation will allow stockholders to provide input on the Company's compensation philosophy, policies and practices every year.

•	An annual advisory vote provides the highest level of accountability to our stockholders.

Stockholders may vote on their preferred frequency for voting on approval of executive compensation by selecting the option of 1 Year, 2 Years, 3 Years, or Abstain on the proxy card when voting on this Proposal 2. The option receiving the greatest number of votes will be considered the frequency approved by stockholders.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Although the vote is non-binding, the Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of holding an advisory vote on executive compensation.

The Board recommends a vote for 1 YEAR as the frequency with which stockholders are asked to provide an advisory vote on the compensation of the Company's NEOs.

PROPOSAL 3 APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS
The Board of Directors unanimously recommends a vote
FOR this proposal (Item 3 on the Proxy Card).

Section 14A of the Exchange Act requires that we seek a non-binding stockholder advisory vote on our executive compensation, as described in this Proxy Statement (commonly referred to as “say-on-pay”). The say-on-pay vote will provide us with information regarding investor sentiment about our executive compensation program. The Compensation Committee will consider the results of the say-on-pay vote when determining executive compensation for 2017 and beyond.
We encourage stockholders to review the Compensation Discussion and Analysis section, which discusses our compensation policies and programs for 2016. For 2016, our executive compensation program was designed to pay for performance and align our compensation programs with business strategies focused on long-term growth and creating value for stockholders while also paying competitively and focusing on total compensation. We feel this design is evidenced by the following:

•	We provide a significant portion of our total compensation in the form of performance-based compensation.

•	Our annual performance-based cash awards are based on the achievement of corporate financial measures, such as adjusted EBITDA, and objectives that create value for stockholders.

•	Our long-term incentive opportunities are based on achieving long-term stockholder value.

•	The Compensation Committee, together with the Board of Directors, retains discretion over annual performance-based cash awards and performance share grants applicable to the named executive officers.

•
We provide a mix of short-term and long-term and cash and non-cash compensation that we believe allows us to strike a balance between offering competitive executive compensation packages and aligning executive officer compensation with business strategies focused on long-term growth and creating value for stockholders.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is hereby approved on an advisory basis.

The vote on the resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

EXECUTIVE OFFICERS

The executive officers of the Company are generally appointed by the Board annually and are currently as follows:

Name	Position
Sandeep Mathrani	Chief Executive Officer
Michael B. Berman	Executive Vice President and Chief Financial Officer
Shobi Khan	President and Chief Operating Officer
Alan J. Barocas	Senior Executive Vice President, Leasing
Marvin J. Levine	Executive Vice President and Chief Legal Officer
Richard S. Pesin	Executive Vice President, Anchors, Development and Construction
Tara L. Marszewski	Senior Vice President and Chief Accounting Officer
Please see the “Proposal 1: Election of Directors” section for biographical information concerning Mr. Mathrani.
Biographical information concerning the rest of our executive officers is set forth below.

Michael B. Berman, 59
Mr. Berman joined GGP in December 2011 and currently serves as Executive Vice President and Chief Financial Officer. From December 2005 until he joined GGP, Mr. Berman served as Executive Vice President and Chief Financial Officer of Equity LifeStyle Properties, Inc. (“ELS”). From September 2003 until December 2005, Mr. Berman served as Vice President, Chief Financial Officer and Treasurer of ELS. During 2003, Mr. Berman was an associate professor at the New York University Real Estate Institute. Mr. Berman was a managing director in the Investment Banking department at Merrill Lynch & Co. from 1997 to 2002. Mr. Berman is a member of the Columbia Business School Real Estate Advisory Board, a member of the Board of Directors and the Chairman of the Audit Committee of Brixmor Property Group Inc., and a member of the Commercial & Retail Development Council of the Urban Land Institute. Mr. Berman received an M.B.A. from Columbia University Graduate School of Business, a J.D. from Boston University School of Law, and a B.A. from Binghamton University in New York.

Shobi Khan, 51
Mr. Khan joined GGP in June 2011 and currently serves as President and Chief Operating Officer. As Chief Operating Officer, Mr. Khan’s oversight includes asset management, investments, joint-venture partnerships, marketing, and day-to-day operations. From December 2010 until he joined GGP, Mr. Khan served as U.S. chief investment officer at Bentall Kennedy, one of North America’s largest real estate investment advisors, where he held direct responsibility for U.S. investment activity and served on the company’s management group and investment committees. Prior to Bentall Kennedy, Mr. Khan was senior vice president of investments at Equity Office Properties Trust (“EOP”). During his 11 years at EOP, he led the underwriting of $16 billion in office REIT mergers and was involved with EOP’s $39 billion sale to Blackstone in 2007. Prior to joining EOP in 1996, Mr. Khan served with Katz Hollis, Inc. in Los Angeles, where he completed more than $5 billion in tax allocation bond transactions and public/private-financing assignments throughout the United States. Before joining Katz Hollis, he was with Arthur Andersen LLP in San Francisco, where he was responsible for various real estate consulting engagements. Mr. Khan holds an M.B.A. from the University of Southern California and a bachelor’s degree from the University of California at Berkeley. He is an active member of ICSC.

Alan J. Barocas, 68
Mr. Barocas joined GGP in January 2011 and currently serves as Senior Executive Vice President of Leasing. Mr. Barocas was the principal of Alan J Barocas and Associates, a retail real estate consulting group that he founded in May 2006, specializing in assisting retailers, developers and investment groups in the development, execution and assessment of their growth and investment strategies. Prior to May 2006, Mr. Barocas spent 25 years at Gap, Inc., the last 20 of which he held various executive positions in its real estate department including as Senior Vice President of Real Estate and Construction from October 2000 until his departure from Gap, Inc. in 2006. Mr. Barocas also serves on the Board of Directors of Stage Stores, Inc., since 2007. Mr. Barocas received a B.S. in Business Administration from the University at Albany.

Marvin J. Levine, 67
Mr. Levine joined GGP in January 2011 and currently serves as Executive Vice President and Chief Legal Officer. From 2002 until he joined GGP, he served as Of Counsel to Wachtel, Masyr & Missry, LLP. From 2000 through 2001 he served as partner of Husch Blackwell LLP. From 1994 until 1999 he served as a partner and member of the management committee of Wachtel, Masyr & Missry, LLP. Mr. Levine received a B.S. from Lehigh University and a J.D. from New York University.

Richard S. Pesin, 53
Mr. Pesin joined GGP in January 2011 and currently serves as Executive Vice President of Anchors, Development and Construction. Since joining GGP, Mr. Pesin has initiated and is executing a retail development pipeline in excess of $2.5 billion. Prior to GGP, Mr. Pesin was Executive Vice President and Director of Retail Development for Forest City Ratner Companies where he oversaw all aspects of retail development and leasing. Mr. Pesin led the company’s program to bring innovative shopping centers to underserved urban markets. During his 15 year tenure with Forest City, Mr. Pesin was directly responsible for more than 4.5 million square feet with a cost of more than $1.5 billion of new development. Mr. Pesin is a graduate of Duke University with a Bachelor of Arts in Economics and Political Science and shortly thereafter in 1985 he began his career in the shopping center industry.

Tara L. Marszewski, 37
Ms. Marszewski joined GGP in January 2012 and has served as Senior Vice President and Chief Accounting Officer since October 2014. From January 2012 until October 2014, Ms. Marszewski served as Vice President – Public Reporting & Accounting Policy. From May 2002 until January 2012, she served as Senior Manager - Audit, Real Estate of KPMG LLP. From May 2001 until May 2002, she served as Staff Audit Associate of Arthur Andersen LLP. Ms. Marszewski received a B.S. in Accounting from the University of Illinois at Urbana.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

GGP’s compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests. We focus on adhering to best practices in corporate governance and executive compensation policies.

This Compensation Discussion and Analysis (“CD&A”) discusses the 2016 compensation policies and decisions related to our Named Executive Officers (“NEOs”) and should be read together with the NEO compensation tables in this Proxy Statement. For purposes of this Proxy Statement, our 2016 NEOs include the following individuals, each of whom started with the Company in 2011:

•	Sandeep Mathrani, Chief Executive Officer;

•	Michael Berman, Executive Vice President and Chief Financial Officer;

•	Shobi Khan, President and Chief Operating Officer;

•	Alan Barocas, Senior Executive Vice President, Leasing; and

•	Richard Pesin, Executive Vice President, Anchors, Development and Construction.

2016 Performance Highlights

During 2016, GGP completed several transactions and achieved operational goals that promote our long-term strategy and enhance the quality of our overall portfolio. Highlights include (figures shown represent our proportionate share):

•	10.1% increase of initial rental rates for signed leases that commenced in 2016, on a suite-to-suite basis when compared to the rental rate for expiring leases;

•	96.5% total occupancy* at December 31, 2016;

•	$1.3 billion of projects under construction or in the pipeline that generate stabilized average returns of 7-9%;

•
the sale of interests in eight properties (i.e., five “B” shopping centers, two urban retail properties, and one non-core office tower) for total gross proceeds at share of $604.3 million, which resulted in a net gain of $132.1 million;

•
the sale of a 50% interest in Fashion Show located in Las Vegas, Nevada to a joint venture partner at a gross value of $2.5 billion, $1.25 billion at share, which resulted in a gain of $634.9 million at share;

•
the acquisition of interests in five properties (i.e., two urban retail properties, two anchor boxes, and our partner's ownership interest in a shopping center) for a total gross purchase price at share of $278.3 million; and

•
the acquisition of the remaining 50% interest in Riverchase Galleria in Hoover, Alabama for a gross purchase price of $143.5 million including the assumption of our venture partner's $110.3 million share of property level debt.

*Total occupancy represents, for all inline space and outparcel retail locations, excluding anchor stores and development space, the sum of (i) tenant occupied space under lease, (ii) tenants with a signed lease paying rent, but not yet open and (iii) tenants no longer occupying space, but still paying rent, divided by gross leasable area.

2016 Compensation Decisions and Actions

Factors Guiding Compensation Decisions	●	Executive compensation program philosophy and objectives
	●	Financial performance
	●	Recommendations of the CEO for other NEOs
	●	Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term stockholder value
	●	Stockholder input including “say-on-pay” vote
	●	Market pay practices
	●	Current and historical compensation

2016 Equity-Based Awards and 2017 Program Updates
Aligning Long-Term Incentives with Stockholder Interests

2016 Awards: In direct response to input from stockholders, and to provide a balanced market-competitive compensation package that reinforces the Company’s commitment to paying for performance, GGP introduced changes to awards granted under the Equity Plan for awards granted in 2016 for 2015 service. These changes include granting half of the value of NEOs' Equity Plan awards in the form of performance-vesting restricted stock or performance-vesting Restricted Stock-Like LTIP Units, with the other half delivered in time-vesting stock options or Stock Option-Like LTIP Units.

Adding another performance-vesting component to Equity Plan awards aligns our executive compensation program with stockholder interests.

2017 Updates: The Company further refined the time-vesting component of each NEO's equity award in 2017 for 2016 service in response to stockholder feedback. As a result, in 2017 each NEO received 50% of the value of his Equity Plan award as restricted stock or Restricted Stock-Like LTIP Units, rather than stock options or Stock Option-Like LTIP Units.

Equity Award Components
Awarded in 2015 for 2014 Service	Awarded in 2016 for 2015 Service	Awarded in 2017 for 2016 Service
NEO's choice of time-vesting: – Restricted stock – Stock options – Restricted Stock-Like LTIP Units – Stock Option-Like LTIP Units	– NEO's choice of performance-vesting restricted stock or performance-vesting Restricted Stock-Like LTIP Units (50%)	– NEO's choice of performance-vesting restricted stock or performance-vesting Restricted Stock-Like LTIP Units (50%)
	– NEO's choice of time-vesting stock options or time-vesting Stock Option-Like LTIP Units (50%)	– NEO's choice of time-vesting restricted stock or time-vesting Restricted Stock-Like LTIP Units (50%)

Key 2016 Compensation Decisions
The compensation decisions outlined below demonstrate our strong, sustained commitment to paying for performance.

Base Salary
There were no NEO base salary increases in 2016. Except for Mr. Khan, none of the NEOs have received a base salary increase since they joined GGP. Mr. Khan received an increase in base salary to $900,000 effective January 1, 2017 in connection with his promotion to President and Chief Operating Officer.

Annual Cash Incentive
On the basis of the assessment discussed below, the Compensation Committee awarded Mr. Mathrani a cash award of $3,000,000, representing 100% of his target cash award; Messrs. Berman, Barocas and Pesin a cash award of $750,000 representing 100% of their target cash awards; and Mr. Khan a cash award of $1,000,000, representing 133% of his target cash award.

Long-Term Incentives under the Equity Plan
As stated above, GGP recently introduced changes to awards granted under the Equity Plan in direct response to stockholder feedback. In February 2016, each NEO received his equity award for 2015 performance in the form of 50% Stock Option-Like LTIP Units and 50% performance-vesting Restricted Stock-Like LTIP Units. The grant date values of these awards ranged from approximately $1,750,000 to $8,500,000.

In January 2017, each NEO received his equity award for 2016 performance in the form of 50% time-vesting restricted stock or Restricted Stock-Like LTIP Units and 50% performance-vesting restricted stock or Restricted Stock-Like LTIP Units. The grant date values of these awards ranged from approximately $600,000 to $8,000,000.

2016 Say-on-Pay Vote, Stockholder Outreach, and Executive Compensation Changes
At our 2016 annual stockholders' meeting, approximately 48% of the votes cast were in favor of the advisory resolution to approve our Company's executive compensation program. This level of support was a significant decline from the 2015 vote, when over 89% of the votes cast were in favor of this proposal. In connection with our 2016 say-on-pay vote, the Company conducted an extensive stockholder outreach campaign to better understand our stockholders’ concerns.

Members of our management team and/or the Chair of our Compensation Committee discussed executive compensation and governance issues with 15 of our largest stockholders. These stockholders represent approximately 40% of GGP’s outstanding shares, excluding the shares owned by Brookfield. Given the consistency of what we heard from these discussions, we believe the views of these stockholders are reflective of our broader stockholder base. Concerns were voiced about Mr. Mathrani's 2015 employment agreement, but investors appreciated the 2016 changes to the compensation program. The chart below illustrates the changes we made to our compensation program in response to stockholder feedback.

What We Heard		How We Responded
■	Oppose excise tax gross-ups in employment agreements.	☑	Our Compensation Committee adopted a formal policy prohibiting excise tax gross-ups in future NEO employment agreements.
■	Oppose guaranteed minimum bonuses.	☑	Our Compensation Committee adopted a formal policy prohibiting guaranteed minimum bonuses in future NEO employment agreements.
■	Desire performance-based component in future equity awards.	☑	Our Compensation Committee adopted a formal policy that future NEO equity awards will not be 100% time-vesting.
■	Prefer stock-based awards over stock option-based awards.	☑	Awards granted in 2017 for 2016 performance were in the form of restricted stock and Restricted Stock-Like LTIP Unit awards.

The Company is committed to engaging with stockholders on an ongoing basis. The Company hopes having an ongoing dialogue will facilitate a closer alignment between the Company's executive compensation program and other governance matters with the long-term interests of our stockholders.

CEO Pay at a Glance

The Compensation Committee determined that the appropriate total direct compensation was $12,200,000 for Mr. Mathrani in 2016. The Compensation Committee considered the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. The chart and table below, in contrast to the Summary Compensation Table, include equity based on the year of service being awarded rather than the year of grant.

CEO Total Direct Compensation - 3 Year Comparison (Excluding One-Time Employment Agreement Award)
Base Salary			Annual Cash Incentive Compensation			Long-Term Equity Incentive Compensation
2014	2015	2016	2014	2015	2016	2014	2015	2016
$1,200,000	$1,200,000	$1,200,000	$3,000,000	$3,000,000	$3,000,000	$10,000,000	$8,500,000	$8,000,000
0% Growth			0% Growth			Decreased 20% since 2014

Aligning Pay with Performance

Pay-for-performance is fundamental to our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including, among other items described below, EBITDA, FFO, total occupancy, suite-to-suite lease spreads, and identification of redevelopment opportunities. We present reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measure in our Annual Report on Form 10-K for the year ended December 31, 2016.

Elements of our executive total rewards consist of base salary, annual cash incentives, long-term equity incentives, and other benefits.

The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2016 performance consisted of base salary, annual incentives, and long-term incentives. Our compensation programs are designed to link pay and performance.

•	Program Design: 90% of the 2016 total direct compensation delivered to Mr. Mathrani and between 64%-84% delivered to the other NEOs is comprised of performance-based pay.

•
Performance Assessment: Our Compensation Committee uses a comprehensive and well-defined process to assess Company performance. We believe our metrics focus management on the appropriate objectives for the creation of both short- and long-term stockholder value.

The Company’s 2016 incentive compensation programs for executives are designed to link compensation with the full spectrum of our business goals, some of which are short term, while others take several years or more to achieve, as shown in the chart below:

	Short Term (Cash)	Long Term (Equity)
	Incentive Compensation Plan	Time-Vesting Restricted Stock and Restricted Stock-Like LTIP Units	Performance-Vesting Restricted Stock and Restricted Stock-Like LTIP Units
Objective:	Short-term operational business priorities	Long-term stockholder value creation	Long-term stockholder value creation
Time Horizon:	1 Year	4 Years	3 Years
Metrics:	Varies based on each NEO’s area of responsibility	Stock price	● 25% relative TSR (FTSE NAREIT Equity REIT Index) ● 25% relative TSR (FTSE NAREIT Retail REIT Index) ● 25% absolute TSR ● 25% FFO per diluted share

Executive Stock Ownership Guidelines

The Compensation Committee believes that our executive officers should have a meaningful investment in Company common stock in order to more closely align their interests with those of our stockholders. Accordingly, the Compensation Committee has established a policy requiring minimum equity ownership, including options to purchase common stock, by our executive officers based on their position with the Company. Each executive officer (defined as an “officer” under Rule 16a-1(f) under the Securities Exchange Act of 1934) shall meet the specific share ownership requirements based on a multiple of base salary set forth in the following table by the fifth anniversary of the executive officer’s appointment to his or her position.

NEO	Stock Ownership Guidelines
Chief Executive Officer	5x
President	4x
Executive Vice President	3x
Senior Vice President	2x

All of the NEOs comply with the executive stock ownership guidelines. The Company also has stock ownership guidelines for non-employee directors which are described under “Corporate Governance - Important Governance Policies” in this Proxy Statement.

Clawback Policy

As described above, the Company has adopted a Clawback Policy covering incentive compensation paid to our executive officers to further align management with the interests of stockholders over the long term.

Determining Compensation

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee, as a committee or together with the Board of Directors (or independent directors as appropriate), is responsible for the overall review, modification and approval of corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other officers of the Company. The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants as it deems necessary to assist in the evaluation of director or executive officer compensation and is directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant. The Compensation Committee did not engage a compensation consultant in 2016.

In establishing and reviewing the Company’s compensation programs, the Compensation Committee considers whether the programs encourage unnecessary or excessive risk taking and has determined that they do not.

Role of the CEO

Mr. Mathrani plays a significant role in the compensation-setting process for executive officers other than himself. The most significant aspect of his role includes recommending the base salary and incentive awards of the other executive officers and evaluating the performance of the other executive officers. Mr. Mathrani regularly participates in meetings of the Compensation Committee to provide this information.

Role of the Human Resources Department and Willis Towers Watson

The Company’s Human Resources Department researches and compiles market compensation data as directed by the Compensation Committee. In 2016, the Human Resources Department provided to the Compensation Committee compensation data for named executive officers of the companies in the peer group determined by the Compensation Committee, as described below. With the help of Willis Towers Watson, the data was collected from the peer group’s proxy statements and other publicly available sources. Also as directed, the Human Resources Department assists with the design of GGP’s annual and long-term incentive awards prior to their proposal to the Compensation Committee, and did so in 2016, when the Company reviewed the long-term incentive program in response to stockholder feedback. As part of this review, the Human Resources Department engaged independent consulting firm Willis Towers Watson to assist with data collection and long-term incentive plan design details.

Use of Peer Group Data

The Compensation Committee used the peer group data provided by the Human Resources Department to gain a greater understanding of market practices in connection with our overall compensation decisions and to evaluate the structure of our compensation program. For purposes of compensation decisions, the Compensation Committee does not target a single percentile or range of percentiles to be paid, or use peer compensation data to set precise pay levels by position, but rather uses this information in connection with its review of our executives’ relative performance compared to their objectives in light of business conditions and developments during the year.

The 2016 peer group, determined by the Compensation Committee, is comprised of companies in the retail (regional shopping center focused) sector classification of real estate companies and comparably-sized (primarily based on market capitalization) companies in other sectors of the public real estate industry. The peer group consists of certain REITs in the S&P 500, as well as Taubman Centers, Inc. and Westfield Group. The Compensation Committee believes companies in the peer group include companies that generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit.

2016 Peer Group Companies
● AvalonBay Communities, Inc.	● Public Storage
● Boston Properties, Inc.	● Simon Property Group, Inc.
● Equity Residential	● Taubman Centers, Inc.
● HCP, Inc.	● Ventas, Inc.
● Host Hotels and Resorts, Inc.	● Vornado Realty Trust
● Kimco Realty Corp.	● Welltower, Inc.
● The Macerich Company	● Westfield Group
● Prologis, Inc.
The Compensation Committee considered the market data and the objectives of the executive compensation program and concluded that the payments of cash and grants of incentive awards to the NEOs for 2016 discussed under “Elements of Compensation” and the payments of cash and grants of incentive awards made to the other executive officers for 2016 were reasonable and consistent with the Company’s philosophy and policies.

What We Do		What We Don’t Do
☑	Do link pay to performance by rewarding NEOs based on the value they create for the Company and stockholders.	☒	No guaranteed minimum bonuses for NEOs in 2017 or beyond.
☑	Do put pay at risk based on performance - over 90% of our CEO’s pay and at least 64% of each NEO’s pay is at-risk based on performance.	☒	No compensation strategies that focus pay on short-term results to the detriment of long-term goals.
☑	Do set meaningful performance goals at the beginning of each performance period.	☒	No incentives that encourage excessively risky behavior.
☑	Do require significant stock ownership by our NEOs.	☒
No discounted stock options, stock option reloads, or stock option repricing (except in connection with certain corporate transactions such as spin-offs, special dividends and stock splits), without stockholder approval.

☑	Do permit clawbacks of compensation from NEOs in the event of certain financial restatements.	☒	No employees are permitted to engage in speculative trading, hedging, or derivatives transactions in Company stock.
☑	Do limit perquisites.	☒	No separate benefit plans for NEOs - NEOs participate in the same benefit plans available to other full time employees.
☑	Do require a performance-based component in all NEO equity awards.	☒	No evergreen provisions in our equity plan.
		☒	No excise tax gross-ups in future NEO employment agreements.
		☒	No future 100% time-vesting equity awards for NEOs.

Key Elements of our 2016 Executive Compensation Program

	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	Compensation Committee considers base salaries paid by companies for comparable roles of the general industry data, offering market competitive fixed compensation.	Cash	Provides a minimum level of guaranteed pay.
Annual Incentive Incentive Compensation Plan	A cash-based award that rewards short-term operating and financial performance.	Cash	Target incentive opportunity is set as a percentage of base salary and is granted only if threshold performance levels are met.
Long-Term Incentive Time-vesting Restricted Stock or Time-vesting Restricted Stock-Like LTIP Units	Helps ensure that executive pay is directly linked to the achievement of the Company’s long-term objectives and promotes retention.	Long-Term Equity	Four-year vesting promotes retention; aligns NEOs with interests of stockholders.
Long-Term Incentive Performance-vesting Restricted Stock or Performance-vesting Restricted Stock-Like LTIP Units
Links compensation of executives to the building of long-term stockholder value, balances short-term operating focus, and aligns the long-term financial interests of executive management with those of our stockholders.
		Long-Term Equity	Designed to reward executives for attainment of specified long-term stockholder value creation goals (e.g., TSR); value is linked to stock price.

The Compensation Committee designs each of the elements of compensation for the NEOs to further the goals and policies set forth above and to support and enhance the Company’s business strategy. The Committee considers all elements of the Company’s executive compensation program holistically rather than each compensation element individually.

An officer’s target compensation is not mechanically set to be a particular percentage of the peer group average; however, the Compensation Committee does review the officer’s compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above. Peer group data is not used as the determining factor in setting compensation for the following reasons: (a) the officer’s role and experience within the Company may be different from the role and experience of comparable officers at the peer companies; (b) the average actual compensation for comparable officers at the peer companies may be the result of a year of over performance or under performance by the peer group and individual peers; and (c) the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.

The Company does not have specific, proportionate ratios to define the relative total compensation between the individual NEOs, although, from time to time, the Compensation Committee does review the relationship in pay between executive officers to assure that relative compensation levels are appropriate and are designed to effectively motivate and retain executives.

In setting the total compensation of our NEOs, the Compensation Committee considers, for each NEO, the approximate proportions of the different elements of total compensation that would be earned if compensation targets were achieved.

The allocation between base salary, short-term cash incentives and long-term equity incentives is determined by the Compensation Committee based upon its general consideration of the executive’s level within our organization. At the more senior levels, less of an officer’s total compensation is fixed and more is variable (i.e., in the form of performance-based cash awards and long-term equity awards).

In determining the base salary and the threshold, target, and maximum short-term cash incentives and long-term equity incentives for each NEO for a given year, the Compensation Committee generally considers a number of factors on a subjective basis, including:

●	Scope of the officer’s responsibilities within the Company and in relation to comparable officers at various companies within the peer group referred to above;
●	Experience of the officer within our industry and at the Company;
●	Performance of the named executive officer and his or her contribution to the Company;
●	Company’s financial budget and general level of wage increases throughout the Company for the coming year;
●	Review of historical compensation information for the individual officer;
●	Subjective determination of the compensation needed to motivate and retain that individual;
●	Recommendations of the Chief Executive Officer; and
●
Data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are considered by the Compensation Committee to be comparable for compensation purposes.

The primary goals of our executive compensation program are to attract, motivate and retain highly-qualified executives. We seek to foster a performance-oriented environment by directly linking a significant part of each executive officer’s total compensation to short-term operating performance and long-term stockholder value creation. In support of this goal, the Compensation Committee has established the following executive compensation objectives:

Competitive Total Compensation	●	Competitiveness is a significant factor considered in establishing executive compensation.
●
While the Compensation Committee evaluates and discusses peer compensation data to help inform its decision-making process, the Compensation Committee does not set compensation levels at any specific level or percentile against peer group data.

●
The Compensation Committee does not “benchmark” GGP’s executive compensation levels, particularly on an individual basis, but rather evaluates overall pay in aggregate across the executive team. Peer group data is only a reference point taken into account by the Compensation Committee in determining compensation decisions.

Align Executive Interests with Stockholder Interests	●	The Compensation Committee seeks to align compensation with business strategies focused on long-term growth and sustained stockholder value.
	●	A large portion of our executives’ pay is “at risk” and dependent upon the achievement of specific corporate and individual performance goals.
●
The vast majority of pay is delivered in equity. Equity incentive awards are subject to multi-year vesting schedules, which contribute to continuity and stability within the Company’s executive leadership and encourage executives to act as owners with a tangible stake in the Company. The Company pays higher compensation when goals are exceeded and lower compensation when goals are not met.

	●	The Compensation Committee has adopted a formal policy that all future equity incentive awards contain a performance-vesting component.
Compensation Commensurate with Employees' Value	●	Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives.
●
As position and responsibility increases, the proportion of an executive’s total compensation that is based on Company performance objectives increases, while the proportion based on individual performance decreases.

Transparent Compensation Programs	●	Our executive compensation program is designed to be transparent and clearly linked to performance.

2016 Compensation Decisions

Base Salary

Base salary amounts are based on an evaluation of each executive officer’s experience, position and responsibility, as well as competitive pay levels, general economic conditions and other factors deemed relevant by the Compensation Committee. Base salaries for 2015, 2016, and 2017 were not increased from the amounts set in 2011, except for Mr. Khan who received an increase in base salary to $900,000 effective January 1, 2017 in connection with his promotion to President and Chief Operating Officer. The 2015 and 2016 base salaries for each NEO are as follows:

Base Salary
NEO	2015	2016	% Change
Sandeep Mathrani	$1,200,000	$1,200,000	0%
Michael B. Berman	$750,000	$750,000	0%
Shobi Khan	$750,000	$750,000	0%
Alan J. Barocas	$750,000	$750,000	0%
Richard S. Pesin	$750,000	$750,000	0%

Incentive Compensation Plan

The annual incentive component of compensation is designed to align executive officer pay with short-term financial results that the Compensation Committee believes will yield long-term stockholder value. In April 2011, the Compensation Committee approved the Incentive Compensation Plan to promote the growth in value of the Company. The Incentive Compensation Plan provides an annual cash award based on the achievement of performance goals determined by the Compensation Committee based on specific goals that are employee focused, financial focused, relationship focused and performance focused, as described more fully below, and such other standards as the Compensation Committee determines to be appropriate. The Incentive Compensation Plan is administered by the Compensation Committee, which may delegate administration of the Incentive Compensation Plan to the Chief Executive Officer.

Under the Incentive Compensation Plan, each NEO has a stated target cash award opportunity and a maximum opportunity that shall not exceed two times the target amount. With the exception of Mr. Mathrani, none of our NEOs were eligible for a guaranteed cash award for performance in 2016. Mr. Mathrani’s employment contract guaranteed Mr. Mathrani a minimum cash award of $2,000,000 for each of the 2015 and 2016 calendar years; no minimum bonus is guaranteed in 2017 or beyond.

The following table shows the target annual incentive cash award for 2016 performance for each of our NEOs and the actual award earned, in each case expressed as a percentage of base salary and as a dollar amount.

NEO	Target Annual Cash Award (as a % of Base Salary)	Target Annual Cash Award Amount ($)	Annual Cash Award Received (as a % of Base Salary)	Amount of 2016 Cash Award Received
Sandeep Mathrani	250%	$3,000,000	250%	$3,000,000
Michael B. Berman	100%	$750,000	100%	$750,000
Shobi Khan	100%	$750,000	133%	$1,000,000
Alan J. Barocas	100%	$750,000	100%	$750,000
Richard S. Pesin	100%	$750,000	100%	$750,000

In February 2016, the Compensation Committee established objectives for Mr. Mathrani for 2016. The following discussion identifies the objectives and describes the progress that was made in achieving those objectives during 2016. The Compensation Committee assessed the achievement of these objectives in January 2017. The objectives related to operating performance, financial performance and achievement of certain corporate goals. When assessing the achievement of the objectives, the Compensation Committee considers the impact of changes to the Company’s portfolio and certain non-recurring items to maintain a consistent comparison against pre-established targets.

Our 2016 operating objectives included achieving (i) initial suite-to-suite lease spreads of at least 9.0% for leases commencing in 2016 and (ii) total occupancy of 96.5%. Suite-to-suite lease spreads on leases commencing in 2016 were 10.1%, exceeding the target, and total occupancy was 96.5% with 9.4 million square feet leased, achieving the target.

Our 2016 financial performance objectives included achieving (i) EBITDA of $2.210 billion; (ii) FFO of $1.450 billion and (iii) FFO per share of $1.51. For 2016, EBITDA was $2.218 billion, exceeding the target; FFO was $1.471 billion, exceeding the target; and FFO per share was $1.53, exceeding the target. We present reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure in our Annual Report on Form 10-K for the year ended December 31, 2016.

Our 2016 corporate objectives included (i) identifying redevelopment opportunities for $30-$40 million at share of incremental NOI annually; (ii) identifying at least $1.0 billion in dispositions and sales of joint venture interests; (iii) updating succession plans; and (iv) identifying at least $500 million in value creating opportunities. In 2016, management identified development opportunities expected to result in incremental NOI of between $30-$41 million annually through 2020; closed on approximately $2.0 billion in dispositions and sales of joint venture interests; updated succession plans for each member of the senior management team; and identified $562 million in value creation through acquisitions, development projects, solar projects and share repurchases.

The Compensation Committee assessed Mr. Mathrani’s performance based on the progress towards achieving the established objectives set forth above. Based on the assessment described above, the Compensation Committee awarded Mr. Mathrani a cash award of $3,000,000, representing 100% of his target cash award, which target cash award represents 250% of his base salary for 2016.

With the input of Mr. Mathrani, the Compensation Committee also reviewed the performance of the Company’s other executive officers, including the other NEOs, against the set of objectives listed above, to the extent applicable to the executive officer, as summarized below.

Incentive Compensation Plan - NEO Objectives
NEO	2016 Objectives
Michael B. Berman	EBITDA, FFO, FFO per share, and succession planning
Shobi Khan	EBITDA, FFO, FFO per share, identifying value creation, succession planning, and dispositions
Alan J. Barocas	EBITDA, FFO, FFO per share, identifying value creation, succession planning, total occupancy and suite-to-suite lease spreads
Richard S. Pesin	EBITDA, FFO, FFO per share, redevelopment pipeline, identifying value creation, and succession planning

Based on the assessment of the goals and achievements described above, the Compensation Committee awarded each of Messrs. Berman, Barocas and Pesin a cash award of $750,000, representing 100% of their target cash award, which target cash award represents 100% of their base salary for 2016. The Compensation Committee awarded Mr. Khan a cash award of $1,000,000, representing 133% of his target cash award, which target cash award represents 100% of his base salary for 2016.

Long-Term Incentive Awards

On October 27, 2010, the Company adopted the form of the Equity Plan, which provides for grants of stock-based awards and performance-based compensation to directors, officers and other employees of the Company. The plan was amended November 12, 2013 to provide for grants of Stock Option-Like LTIP Units and Restricted Stock-Like LTIP Units. The purpose of the equity awards is to attract, retain and motivate the Company’s directors, officers and employees by providing them with a proprietary interest in the Company’s long-term success or compensation based on the attainment of performance goals.

Long-Term Compensation Program Objectives:
●	Reward achievement over a multi-year period;
●	Focus executives on the total stockholder return of the Company, which together with our stock ownership guidelines, aligns the interests of executives with those of our stockholders; and
●	Provide a retention mechanism through multi-year vesting.

The Committee oversees grants of the awards. The Committee determines the target grant amounts for each executive using factors similar to those used in setting annual incentive targets, including the executive’s experience, level of responsibility within the Company and internal and external equity considerations.

2017 Awards for 2016 Performance under the Equity Plan

In January 2017, upon review of the objectives described above for determining awards under the Incentive Compensation Plan, the Committee granted each NEO an equity award for 2016 performance comprised of (i) at each NEO’s election, 50% of the value of the award in either performance-vesting restricted stock or performance-vesting Restricted Stock-Like LTIP Units, and (ii) at each NEO’s election, 50% of the value of the award in either restricted stock or Restricted Stock-Like LTIP Units.

•
Performance-vesting restricted stock and performance-vesting Restricted Stock-Like LTIP Units: These awards provide an incentive to achieve long-term financial objectives, as they only vest if specified performance objectives are achieved. Performance-vesting awards cliff-vest after three years. The total number of shares earned depends on how GGP performs relative to peers and on an absolute basis versus pre-established performance goals. To maximize alignment with stockholders, 75% of the performance-vesting awards vest based on how GGP’s TSR performs relative to its peers and relative to pre-established total return goals. The final 25% of the performance-vesting awards vest based on GGP’s FFO per diluted share performance. Weightings are based on the grant date fair value of each award. The following table provides a summary of the performance-vesting restricted stock and performance-vesting Restricted Stock-Like LTIP Unit awards. Payouts between threshold and target are calculated using straight-line interpolation.

Long-Term Incentive Awards Performance-Vesting Restricted Stock and Restricted Stock-Like LTIP Units
Performance Measure	Weighting	Threshold (50% payout)	Target (100% payout)	Above Target (100% payout and potential for discretionary award*)
Relative TSR (FTSE NAREIT Equity REIT Index)	25%	25th percentile	50th percentile	> 50th percentile
Relative TSR (FTSE NAREIT Retail REIT Index)	25%	25th percentile	50th percentile	> 50th percentile
Absolute TSR	25%	3% CAGR	7% CAGR	> 7% CAGR
FFO per diluted share	25%	3% CAGR	7% CAGR	> 7% CAGR
* Additional awards for above target performance may be granted at the discretion of the Compensation Committee.

•
Time-vesting restricted stock and Restricted Stock-Like LTIP Units: These awards help the Company retain executives and focus attention on long-term performance. Restricted Stock and Restricted Stock-Like LTIP Units vest ratably over four years (25% of award vests on each anniversary of the award date).

The following table shows each NEO’s equity incentive award for 2016 performance granted on January 3, 2017.

January 2017 Equity Awards for 2016 Performance
NEO (1)	Time-vesting Awards		Performance-vesting Awards		Total Value of Equity Granted
	Value of Restricted Stock or Restricted Stock-Like LTIP Units (2)	Number of Shares or Units Granted	Value of Restricted Stock or Restricted Stock-Like LTIP Units (2)	Aggregate Number of Shares or Units Granted (3)
Sandeep Mathrani	$4,000,000	157,667	$4,000,000	243,673	$8,000,000
Michael B. Berman	$1,250,000	49,271	$1,250,000	76,149	$2,500,000
Shobi Khan	$1,500,000	66,934	$1,500,000	91,378	$3,000,000
Alan J. Barocas	$300,000	11,825	$300,000	16,676	$600,000
Richard S. Pesin	$875,000	39,045	$875,000	53,302	$1,750,000
(1) Messrs. Mathrani and Berman elected to receive restricted stock and performance-vesting Restricted Stock-Like LTIP Units. Messrs. Khan and Pesin elected to receive Restricted Stock-Like LTIP Units and performance-vesting Restricted Stock-Like LTIP Units. Mr. Barocas elected to receive restricted stock and performance-vesting restricted stock.

(2)
Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value for time-vesting Restricted Stock-Like LTIP Units was computed based on the closing price of GGP common stock on the date of grant, discounted to reflect revaluation risk and high-watermark features of Restricted Stock-Like LTIP Units assuming a volatility of 40% and a risk-free investment rate of 2.45%. Grant date fair values for Restricted Stock-Like LTIP Units and restricted stock that vest on achievement of Relative Equity REIT TSR, Relative Retail REIT TSR and Absolute TSR targets were calculated using Monte Carlo simulations. The simulations were conducted using assumptions regarding the total stock return on the Company's common stock and the relative total returns of the FTSE NAREIT Equity REIT Index and FTSE NAREIT Retail REIT Index, as applicable, as well as other factors. The simulations used an expected volatility of 20% and a risk-free investment rate of 1.50%. The grant date fair value for Restricted Stock-Like LTIP Units and restricted stock that vest on achievement of FFO targets is equal to the closing price of the Company's common stock on the date of grant. Performance-vesting Restricted Stock-Like LTIP Units are adjusted for the conversion ratio of OP Units to common stock and, as applicable, the revaluation risk of Restricted Stock-Like LTIP Units. For performance-vesting Restricted Stock-Like LTIP Units, concurrent with dividends paid on the Company's common stock, each unit receives a distribution equivalent to approximately 10% of the dividend per share paid on the Company’s common stock. To account for this distribution, additional Restricted Stock-Like LTIP Units are issued at the time of the grant to approximately equate to an estimate of 90% of the dividends to be paid over the performance period. The additional Restricted Stock-Like LTIP Units issued in lieu of dividends are subject to forfeiture if performance goals are not met or if the value of dividends actually paid during the performance period is less than the value of such units; additional LTIP Units may be issued if the value of dividends actually paid during the performance period is greater than the value of such units.

(3)
Represents the aggregate number of units each NEO would receive if the target was achieved for each performance measure. Performance-vesting Restricted Stock-Like LTIP Units are subject to forfeiture if performance measures are not met, the NEO does not continue to serve through the vesting date, or the units do not otherwise vest.

2016 Grant for 2015 Performance

In February 2016, upon review of pre-established objectives for determining awards under the Incentive Compensation Plan, the Committee granted each NEO an equity award for 2015 performance comprised of (i) at each NEO’s election, 50% of the value of the award in either performance-vesting restricted stock or performance-vesting Restricted Stock-Like LTIP Units, and (ii) at each NEO’s election, 50% of the value of the award in either stock options or Stock Option-Like LTIP Units. All NEOs elected to receive performance-vesting Restricted Stock-Like LTIP Units and Stock Option-Like LTIP Units. The following table shows each NEO’s equity incentive award for 2015 performance granted on February 18, 2016.

February 2016 Equity Awards for 2015 Performance
NEO	Time-Vesting Awards		Performance-Vesting Awards		Total Value of Units Granted
	Value of Stock Option-Like LTIP Units (1)	Number of Stock Option-Like LTIP Units Granted (2)	Value of Units (1)	Aggregate Number of Units Granted (3)
Sandeep Mathrani	$4,250,000	834,542	$4,250,000	257,944	$8,500,000
Michael B. Berman	$1,250,000	245,454	$1,250,000	75,867	$2,500,000
Shobi Khan	$1,500,000	294,544	$1,500,000	91,038	$3,000,000
Alan J. Barocas	$875,000	171,817	$875,000	53,106	$1,750,000
Richard S. Pesin	$875,000	171,817	$875,000	53,106	$1,750,000

(1)
Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value for Stock Option-Like LTIP Units was calculated using Black-Scholes and assumes volatility of 25%, an annual dividend yield of 3.07%, a risk-free investment rate of 1.52%, and an expected term of 6.25 years. NEOs only receive value from Stock Option-Like LTIP Units to the extent the Company's stock price at the time of conversion exceeds the stock price on the date of grant. Grant date fair values for Restricted Stock-Like LTIP Units that vest on achievement of Relative Equity REIT TSR, Relative Retail REIT TSR and Absolute TSR targets were calculated using Monte Carlo simulations. The simulations were conducted using assumptions regarding the total stock return on the Company's common stock and the relative total returns of the FTSE NAREIT Equity REIT Index and FTSE NAREIT Retail REIT Index, as applicable, as well as other factors. The simulations used an expected volatility of 20% and a risk-free investment rate of 0.86%. The grant date fair value for LTIP Units that vest on achievement of FFO targets is equal to the closing price of the Company's common stock on the date of grant, adjusted for the conversion ratio of OP Units to common stock and revaluation risk of LTIP Units. For Stock Option-Like LTIP Units, a distribution equal to10% of the dividend is paid currently, and executives receive value only if the stock price increases from the closing price of the Company's common stock on the date of grant.

(2)
Pursuant to the terms of the Equity Plan, option awards and Stock Option-Like LTIP Unit awards were adjusted to reflect a $0.26 special cash dividend paid January 27, 2017 on GGP common stock. The adjustment maintained the value of the awards and placed award recipients in a neutral position following payment of the dividend. The number of units presented reflects these adjustments.

(3)
Amounts represent the aggregate number of units each NEO would receive if the target was achieved for each performance measure. Performance-vesting Restricted Stock-Like LTIP Units are subject to forfeiture if performance measures are not met, the NEO does not continue to serve through the vesting date, or the units do not otherwise vest.

2016 Total Compensation

In order to provide our stockholders with a more complete picture of the compensation of our NEOs that is consistent with the way the Compensation Committee views our compensation program, we are providing supplemental compensation information not required by the SEC. The table below shows each NEO’s salary, cash award, and annual long-term equity incentive award value for services performed in 2016. This table, in contrast to the Summary Compensation Table, includes equity awards granted in January 2017 for services performed in 2016 and excludes equity awards granted in February 2016 for services performed in 2015.

Total Compensation
NEO	Base Salary	Incentive Compensation Plan Award	Long-Term Incentive Award Value*	Total Compensation
Sandeep Mathrani	$1,200,000	$3,000,000	$8,000,000	$12,200,000
Michael B. Berman	$750,000	$750,000	$2,500,000	$4,000,000
Shobi Khan	$750,000	$1,000,000	$3,000,000	$4,750,000
Alan J. Barocas	$750,000	$750,000	$600,000	$2,100,000
Richard S. Pesin	$750,000	$750,000	$1,750,000	$3,250,000

* These amounts represent the grant date fair value of the equity awards granted on January 3, 2017 for 2016 performance, computed in accordance with FASB ASC Topic 718. Each NEO received an award of (i) half of the total value of such recipient’s equity grant as, at the election of each recipient, either (a) time-vesting restricted stock or (b) time-vesting Restricted Stock-Like LTIP Units and (ii) half of the total value of such recipient's equity grant as, at the election of each recipient, either (a) performance-vesting restricted stock or (b) performance-vesting Restricted Stock-Like LTIP Units. Messrs. Mathrani and Berman elected to receive time-vesting restricted stock and performance-vesting Restricted Stock-Like LTIP Units. Messrs. Khan and Pesin elected to receive time-vesting Restricted Stock-Like LTIP Units and performance-vesting Restricted Stock-Like LTIP Units. Mr. Barocas elected to receive time-vesting restricted stock and performance-vesting restricted stock.

Equity Grant Practices

We prohibit insider trading and require pre-clearance by the Company’s Chief Legal Officer or Corporate Secretary in connection with any purchase, sale or similar transaction to be made in any of the Company’s securities by directors, executive officers, designated employees or their respective family members. Further, we prohibit aggressive and speculative trading in, or hedging of, our securities by our officers, directors and employees and their respective family members, including, but not limited to, short sales of GGP stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to GGP stock. Except as described with respect to Mr. Mathrani’s initial grant of options in 2010 when GGP was private, the exercise price of each stock option awarded under our equity plans is the closing price of our common stock on the NYSE on the date of grant. Equity awards are subject to the Company’s Clawback Policy described above.

Retirement Benefits

The Company does not provide any defined benefit pension benefits or supplemental pension benefits to executive officers.

Severance Benefits

Executive officers not party to an individual severance arrangement may be eligible to receive severance benefits pursuant to the Company's severance policy. Pursuant to the Company's severance policy, executive officers who are terminated other than “for cause” may be eligible to receive 12 weeks of pay at the executive officer's then current salary plus four weeks of pay for each full year of service with the Company, subject to a maximum of 52 weeks of severance payments. See “Potential Payments Upon Termination” for further discussion of severance arrangements.

Other Benefits

Our executive officers participate in various employee benefit programs, including medical and dental benefit programs. These benefit programs are generally available to all employees of the Company whose customary employment is more than 20 hours per week. We also provide these employees, including our executive officers, with the opportunity to purchase our common stock through payroll deductions at a 15% discount through our Employee Stock Purchase Plan, which was approved by our stockholders at the 2012 Annual Meeting.

Perquisites

Except in limited circumstances, the Company’s executive officers do not receive perquisites or other benefits that are not available to all of the Company’s employees. See the “All Other Compensation Table” below for more information on perquisites.

Impact of Regulatory Requirements on Compensation

Section 162(m). The Compensation Committee considered the anticipated tax treatment to the Company and our executive officers of various payments and benefits. The Compensation Committee determined not to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will monitor the impact to the Company and consider whether any changes in the Company’s programs are warranted. However, the Compensation Committee may continue to approve compensation that does not meet the requirements of Section 162(m) if necessary to attract new hires or to ensure competitive levels of total compensation for the executive officers.

Compensation Committee Report

We, the undersigned members of the Compensation Committee of the Board of Directors of GGP, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and consultation with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in GGP’s Annual Report on Form 10-K for the year ended December 31, 2016.

J. Bruce Flatt (Chair)
Mary Lou Fiala
John K. Haley
Daniel B. Hurwitz

COMPENSATION TABLES

Summary Compensation Table

The following table provides information on the compensation of the Company’s NEOs for the fiscal years ended December 31, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sandeep Mathrani	2016	1,200,000	3,000,000	4,250,000	4,250,000	48,988	12,748,988
Chief Executive Officer	2015	1,200,000	3,000,000	35,000,000	—	47,574	39,247,574
	2014	1,200,000	3,000,000	—	—	692,039	4,892,039
Michael B. Berman	2016	750,000	750,000	1,250,000	1,250,000	14,216	4,014,216
Executive Vice President	2015	750,000	800,000	2,500,000	—	14,000	4,064,000
and Chief Financial Officer	2014	750,000	750,000	—	—	27,084	1,527,084
Shobi Khan	2016	750,000	1,000,000	1,500,000	1,500,000	14,216	4,764,216
President and Chief Operating Officer	2015	750,000	800,000	2,250,000	—	14,000	3,814,000
	2014	750,000	750,000	—	—	14,750	1,514,750
Alan J. Barocas	2016	750,000	750,000	875,000	875,000	14,216	3,264,216
Senior Executive Vice	2015	750,000	800,000	1,750,000	—	14,000	3,314,000
President, Leasing	2014	750,000	750,000	—	—	14,750	1,514,750
Richard S. Pesin	2016	750,000	750,000	875,000	875,000	14,216	3,264,216
Executive Vice President,	2015	750,000	800,000	1,750,000	—	14,000	3,314,000
Anchors, Development and	2014	750,000	750,000	—	—	16,750	1,516,750
Construction

(1)
Cash awards earned for 2016 were paid in February 2017. Cash awards earned for 2015 were paid in February 2016. Cash awards earned for 2014 were paid in January 2015. Cash awards earned for 2013 were paid in January 2014. See the “Compensation Discussion and Analysis” above for a description of the Company’s Incentive Compensation Plan.

(2)
Each NEO received an equity award in January 2017 for 2016 performance. These awards are not included in the Summary Compensation Table, but are included above in the Total Direct Compensation Table and described in the “Compensation Discussion & Analysis”.

Each NEO received an award of time-vesting Stock Option-Like LTIP Units in February 2016 for 2015 performance. Pursuant to the terms of the Equity Plan, Stock Option-Like LTIP Unit awards were adjusted to reflect a $0.26 special cash dividend paid January 27, 2017 on GGP common stock. The adjustment maintained the value of the awards and placed award recipients in a neutral position following payment of the dividend. Each NEO also received an award of performance-vesting Restricted Stock-Like LTIP Units in February 2016 for 2015 performance. The maximum values for these units as of the grant date, assuming that the highest level of performance conditions is achieved, are as follows: Mr. Mathrani, $6,991,986; Mr Berman, $2,056,497; Mr. Khan, $2,467,731; Mr. Barocas, $1,439,523; Mr. Pesin, $1,439,523.

Mr. Mathrani received a one-time award of time-vesting Restricted Stock-Like LTIP Units valued at $25,000,000 in January 2015, pursuant to his employment agreement. This award cliff-vests on January 1, 2020.

Each NEO received an equity award of time-vesting Restricted Stock-Like LTIP Units in January 2015 for 2014 performance. None of our NEOs were granted equity awards in 2014.

Restricted Stock-Like LTIP Units are reported in the Stock Awards column. Stock Option-Like LTIP Units are reported in the Option Awards column. Equity award amounts represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the footnote “Stock-Based Compensation Plans” included in the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

See the “Compensation Discussion and Analysis” above for additional information on the equity awards, including vesting information.

(3)	Refer to the table below for a description of the components of the “All Other Compensation” column.
All Other Compensation Table

Name	Year	401(k) Matching Contribution ($)	Sum of Dividends on Restricted Stock ($)	Relocation Expenses($)	Other ($)		Total ($)
Sandeep Mathrani	2016	13,250	—	—	35,738	(1)	48,988
	2015	13,250	—	—	34,324	(1)	47,574
	2014	13,000	600,000	—	79,039	(1)	692,039
Michael B. Berman	2016	13,250	—	—	966	(2)	14,216
	2015	13,250	—	—	750	(3)	14,000
	2014	13,000	12,334	—	1,750	(4)	27,084
Shobi Khan	2016	13,250	—	—	966	(2)	14,216
	2015	13,250	—	—	750	(3)	14,000
	2014	13,000	—	—	1,750	(4)	14,750
Alan J. Barocas	2016	13,250	—	—	966	(2)	14,216
	2015	13,250	—	—	750	(3)	14,000
	2014	13,000	—	—	1,750	(4)	14,750
Richard S. Pesin	2016	13,250	—	—	966	(2)	14,216
	2015	13,250	—	—	750	(3)	14,000
	2014	13,000	—	—	3,550	(5)	16,550

(1)
Pursuant to the terms of Mr. Mathrani’s 2010 Employment Agreement, the Company agreed to pay Mr. Mathrani’s life insurance coverage premiums for the duration of his employment period which totaled $15,658 for 2016, $14,460 for 2015 and $13,380 for 2014. This amount also includes allocations to Mr. Mathrani in each of 2016, 2015 and 2014 for personal use of a car leased by the Company ($19,114, $19,114 and $5,637 respectively), utilization of an assistant’s time for personal purposes in 2014 ($58,272), and dividends related to preferred stock of certain GGP REIT subsidiaries in 2016, 2015 and 2014 ($966, $750 and $750 respectively). Additionally, he was awarded preferred stock of certain GGP REIT subsidiaries valued at $1,000 in 2014.

(2)	Amount represents $966 of dividends related to preferred stock of certain GGP REIT subsidiaries.

(3)	Amount represents $750 of dividends related to preferred stock of certain GGP REIT subsidiaries.

(4)	Amount represents $750 of dividends related to preferred stock of certain GGP REIT subsidiaries and $1,000 from awards of preferred stock of certain GGP REIT subsidiaries.

(5)	Amount represents $550 of dividends related to preferred stock of certain GGP REIT subsidiaries and $3,000 from awards of preferred stock of certain GGP REIT subsidiaries.

Grants of Plan-Based Awards for Fiscal Year Ended 2016
The following table provides information on incentive awards made to the NEOs in 2016. These incentive awards were made pursuant to the Incentive Compensation Plan and the Equity Plan, which are described under “Compensation Discussion and Analysis.” Actual amounts paid under the Incentive Compensation Plan for 2016 are set forth in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold($)	Target ($)	Maximum($)
Sandeep Mathrani	2/18/16	—	—	—	257,944	834,542	25.83	8,500,000
	—	—	3,000,000	6,000,000	—	—	—	—
Michael B. Berman	2/18/16	—	—	—	75,867	245,454	25.83	2,500,000
	—	—	750,000	1,500,000	—	—	—	—
Shobi Khan	2/18/16	—	—	—	91,038	294,544	25.83	3,000,000
	—	—	750,000	1,500,000	—	—	—	—
Alan J. Barocas	2/18/16	—	—	—	53,106	171,817	25.83	1,750,000
	—	—	750,000	1,500,000	—	—	—	—
Richard S. Pesin	2/18/16	—	—	—	53,106	171,817	25.83	1,750,000
	—	—	750,000	1,500,000	—	—	—	—

(1)
Under the terms of the Incentive Compensation Plan, the pool from which each executive’s target award is payable is based on the corresponding percentage of Target EBITDA achieved (as defined in the Incentive Compensation Plan) in the chart below.

	Percentage of Target EBITDA Achieved	Percentage of Target Award
Threshold	90%	0%
Target	100%	100%
Maximum	≥110%	200%

In the event the percentage of Target EBITDA achieved is between two levels, the amount of the pool shall be calculated on a straight line interpolation basis between the two levels. All three payout scenarios assume that no discretion is exercised to increase or decrease an executive’s payout. Notwithstanding the exercise of discretion, no executive may receive more than 200% of his Target Award under the Incentive Compensation Plan.

(2)
Represents performance-vesting Restricted Stock-Like LTIP Units granted pursuant to the Equity Plan. The February 18, 2016 grants were for 2015 performance and vest on December 31, 2018 based on achievement of performance metrics. Restricted Stock-Like LTIP Units, if earned, are convertible into OP Units, which are redeemable by the holder for approximately one common share of the Company or the cash value of such shares, at the Company’s option.

(3)
Represents time-vesting Stock Option-Like LTIP Units granted pursuant to the Equity Plan. The February 18, 2016 grants were for 2015 performance and vest over four years in 25% increments beginning on the first anniversary of the date of grant and vest in full on February 18, 2020. Pursuant to the terms of the Equity Plan, Stock Option-Like LTIP Unit awards were adjusted to reflect a $0.26 special cash dividend paid January 27, 2017 on GGP common stock. The adjustment maintained the value of the awards and placed award recipients in a neutral position following payment of the dividend. The strike prices and number of units reflect these adjustments.

Outstanding Equity Awards at Fiscal Year End 2016
The following table provides information concerning the number and value of outstanding stock options and restricted stock held by the NEOs at December 31, 2016.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (13)		Option Exercise Price ($) (13)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (14)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (14)
Sandeep Mathrani	1,010,350	(1)	—		9.60	10/27/2020
	891,485	(2)	—		14.61	8/2/2021
	848,694		565,796	(3)	19.05	1/7/2023
	1,515,525		505,175	(4)	20.40	11/12/2023
	—		834,542	(5)	25.83	2/18/2026
							257,998	(6)	$6,701,050
							848,608	(7)	$22,041,120
										128,972	(8)	$3,349,824
Michael B. Berman	80,828		—	(9)	13.67	12/15/2021
	96,500		190,651	(3)	19.05	1/7/2023
	454,657		151,553	(4)	20.40	11/12/2023
	—		245,454	(5)	25.83	2/18/2026
							64,500	(6)	$1,675,276
										37,934	(8)	$985,244
Shobi Khan	404,140		—	(10)	15.12	6/13/2021
	404,139		—	(2)	14.61	8/2/2021
	239,293		159,529	(3)	19.05	1/7/2023
	454,657		151,553	(4)	20.40	11/12/2023
	—		294,544	(5)	25.83	2/18/2026
							58,050	(6)	$1,507,748
										45,519	(8)	$1,182,277
Alan J. Barocas	75,776		—	(11)	13.97	1/24/2021
	404,140		—	(2)	14.61	8/2/2021
	191,433		127,624	(3)	19.05	1/7/2023
	227,328		75,777	(4)	20.40	11/12/2023
	—		171,817	(5)	25.83	2/18/2026
							45,150	(6)	$1,172,693
										26,553	(8)	$689,668
Richard S. Pesin	404,140		—	(11)	13.97	1/24/2021
	404,140		—	(2)	14.61	8/2/2021
	191,433		127,624	(3)	19.05	1/7/2023
	227,328		75,777	(4)	20.40	11/12/2023
			171,817	(5)	25.83	2/18/2026
							45,150	(6)	$1,172,693
										26,553	(8)	$689,668

(1)
Represents options granted pursuant to the Equity Plan on October 27, 2010. These options vested over four years in 25% increments beginning on the first anniversary of the date of grant and vested in full on October 27, 2014.

(2)
Represents options granted pursuant to the Equity Plan on August 2, 2011. These options vested over five years in 20% increments beginning on the first anniversary of the date of grant and vested in full on August 2, 2016.

(3)
Represents options granted pursuant to the Equity Plan on January 7, 2013. These options vest over five years in 20% increments beginning on the first anniversary of the date of grant and vest in full on January 7, 2018.

(4)
Represents options granted pursuant to the Equity Plan on November 12, 2013. These options vest over four years in 25% increments beginning on the first anniversary of the date of grant and vest in full on November 12, 2017.

(5)
Represents Stock Option-Like LTIP Units granted pursuant to the Equity Plan on February 18, 2016. These options vest over four years at 25% increments beginning on the first anniversary of the date of grant and vest in full on February 18, 2020.

(6)
Represents time-vesting Restricted Stock-Like LTIP Units granted pursuant to the Equity Plan on January 6, 2015. These units vest over four years in 25% increments beginning on the first anniversary of the date of grant and vest in full on January 6, 2019.

(7)	Represents time-vesting Restricted Stock-Like LTIP Units granted pursuant to the Equity Plan on February 12, 2015, which cliff-vest in full on January 1, 2020.

(8)
Represents performance-vesting Restricted Stock-Like LTIP Units granted pursuant to the Equity Plan on February 18, 2016. These units cliff-vest on December 31, 2018 based on the achievement of performance goals. The number of units reported is based on the achievement of threshold performance goals. For additional information on the vesting of performance-vesting Restricted Stock-Like LTIP Units, see “Compensation Discussion and Analysis.”

(9)
Represents options granted pursuant to the 2010 Equity Plan on December 15, 2011. These options vested over five years at 20% increments beginning on the first anniversary of the date of grant and vested in full on December 15, 2016.

(10)
Represents options granted pursuant to the Equity Plan on June 13, 2011. These options vested over five years at 20% increments beginning on the first anniversary of the date of grant and vested in full on June 13, 2016.

(11)
Represents options granted pursuant to the Equity Plan on January 24, 2011. These options vested over four years in 25% increments beginning on the first anniversary of the date of grant and vested in full on January 24, 2015.

(12)
Represents options granted pursuant to the Equity Plan on January 24, 2011. These options vested over four years in 25% increments beginning on the first anniversary of the date of grant and vested in full on January 24, 2015.

(13)
Pursuant to the terms of the Equity Plan, option awards and Stock Option-Like LTIP Unit awards were adjusted to reflect a $0.26 special cash dividend paid January 27, 2017 on GGP common stock. The adjustment maintained the value of the awards and placed award recipients in a neutral position following payment of the dividend. The strike prices and number of options and units reflect these adjustments.

(14)
The amounts are calculated by multiplying $24.98, the closing price of our common stock as reported by the NYSE for December 30, 2016, by the applicable number of Restricted Stock-Like LTIP Units, multiplied by the conversion ratio of OP Units into common stock of 1.0397624.

Option Exercises and Stock Vested for Fiscal Year Ended 2016

The following table provides information on option exercises under all plans during the fiscal year ended December 31, 2016 by each of the NEOs and restricted stock that vested during the fiscal year ended December 31, 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sandeep Mathrani	1,000,000	$19,447,000	85,999	$2,469,740
Michael B. Berman	269,474	$3,073,982	21,499	$617,413
Shobi Khan	—	—	19,349	$555,669
Alan J. Barocas	125,000	$1,910,000	15,050	$432,209
Richard S. Pesin	—	—	15,050	$432,209

(1)	Amounts represent the difference between the closing price per share of our common stock on the NYSE on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)
This amount represents the closing price per share of our common stock on the NYSE on the vesting date, multiplied by the number of Restricted Stock-Like LTIP Units vested, multiplied by the conversion ratio of OP Units into common stock of 1.0397624.

Potential Payments Upon Termination of Employment or Change in Control
On October 27, 2010, the Company entered into an employment agreement with Mr. Mathrani (the “2010 Employment Agreement”), pursuant to which Mr. Mathrani agreed to serve, for an initial five-year term commencing on January 17, 2011, as Chief Executive Officer of the Company. Under Mr. Mathrani’s 2010 Employment Agreement, if the Company terminated Mr. Mathrani’s employment without “cause” or did not renew the 2010 Employment Agreement following the initial term, or if Mr. Mathrani terminated his employment for “good reason” (as such terms are defined in the 2010 Employment Agreement), then Mr. Mathrani would be eligible to receive:

•	2 years of salary continuation;

•	2 times his annual cash award for the previous year;

•	pro rata annual cash award for the year of termination (based on his annual cash award for the previous year);

•	full vesting of the awards described below under “Employment Arrangements for Executive Officers”; and

•	2 years of welfare benefit continuation.

If Mr. Mathrani’s employment was terminated due to death or disability, then Mr. Mathrani would have been eligible to receive a pro rata annual cash award for the year of termination (based on his annual cash award for the previous year) and full vesting of all awards.
On February 12, 2015, the Company entered into a new employment agreement with Mr. Mathrani (the “2015 Employment Agreement”) for an initial five-year term commencing on January 1, 2015 with substantially the same terms as the 2010 Employment Agreement, except that (1) annual awards granted to Mr. Mathrani will be in the form of stock options, restricted stock or LTIP Units, at the election of Mr. Mathrani, (2) Mr. Mathrani’s annual awards commencing with the 2015 fiscal year and the LTIP Units granted on February 12, 2015 vest upon a change of control, and (3) Mr. Mathrani’s target annual cash award was set at $3,000,000.
Except for Mr. Mathrani, all of the Company’s executive officers are “at-will” employees and none would have been entitled to payment of any benefits or automatic early vesting of awards as a result of a change in control of the Company on December 31, 2016. Although the NEOs described in this section, except for Mr. Mathrani, are at-will employees, each one is eligible to receive severance payments if his employment is terminated by us “without cause”:

•	For Mr. Khan, the severance payment is equal to his annual base salary plus a pro rata annual cash award for the year of termination (based on the target cash award for the current year).

•
For Messrs. Barocas and Pesin, the severance payment is equal to six months of the officer’s annual base salary plus a pro rata annual cash award for the year of termination (based on the target cash award for the current year).

•
Mr. Berman is not party to an individual severance arrangement, but may be eligible to receive severance payments pursuant to the Company's severance policy, which given his years of service is currently equal to thirty-two weeks of salary continuation based on his current annual base salary.

For awards granted during 2015 and earlier, under the Equity Plan, (1) in the event of a termination of service due to death, disability or retirement, any unvested equity awards immediately terminate and, in the case of stock options and Stock Option-Like LTIP Units, the vested portion remains exercisable until the earlier of three years following such termination of service or the expiration of any such awards; (2) in the event of a termination of service for any other reason, any unvested equity awards immediately terminate and, in the case of stock options and Stock Option-Like LTIP Units, the vested portion remains exercisable until the earlier of one year following such termination of service or the expiration of any such awards; and (3) upon a change of control of the Company, the Compensation Committee may make adjustments to the terms and conditions of outstanding awards in its discretion, including, acceleration of vesting and exercisability of awards, substitution of awards with substantially similar awards and cancellation of awards for fair value.

For awards granted beginning in 2016, under the Equity Plan, (1) in the event of a termination of service due to death, disability, or retirement, time-vesting awards vest immediately and performance-vesting awards remain outstanding through the end of the performance period, and the number of units that vests equal the number that would been earned had such termination not occurred, and in the case of stock options and Stock Option-Like LTIP Units, the vested portion remains exercisable until the earlier of three years following such termination of service or the expiration of any such awards, and provided that “retirement” means the retirement from active employment at or after age 60 and completing 10 years of service with the Company, and such vesting in connection with retirement is subject to approval of the Chief Executive Officer; (2) in the event of a termination of service due to a resignation, any unvested equity awards immediately terminate, and in the case of stock options and Stock Option-Like LTIP Units, the vested portion remains exercisable until the earlier of 30 days following such termination of service or the expiration of any such awards; (3) in the event of a termination of service for any other reason, any unvested equity awards immediately terminate, and in the case of stock options and Stock Option-Like LTIP Units, the vested portion remains exercisable until the earlier of one year following such termination of service or the expiration of any such awards; and (4) upon a change in control of the Company, the Compensation Committee may make adjustments to the terms and conditions of outstanding time-vesting awards in its discretion, including, acceleration of vesting and exercisability of awards, substitution of awards with substantially similar awards and cancellation of awards for fair value, and performance-vesting awards are earned at 100% of target level subject to vesting based on continued service through the vesting date or immediate vesting upon a termination without “cause” or for “good reason,” as such terms are defined in the award agreements.
None of our NEOs are entitled to payment of any benefits in connection with a termination “for cause.” In the event of a “for cause” termination, all equity awards, including the vested portion, issued under the Equity Plan are forfeited.
The following table illustrates the payments that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described in the table, or upon a change of control, assuming such event occurred on December 31, 2016. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment or change of control. Amounts assume LTIP units have been fully booked up. The value of early vesting of awards is based on the closing price of our common stock on December 30, 2016 of $24.98. The value of early vesting of stock options and Stock Option-Like LTIP Units is based on the difference between this closing price and the option exercise price. The value of early vesting of Restricted Stock-Like LTIP Units and Stock Option-Like LTIP Units is calculated using a conversion ratio of OP Units into common stock of 1.0397624.

Estimated Payments Upon Termination of Employment or Change of Control on December 31, 2016

Name	Cash Severance	Pro rata Cash Award	Early Vesting of Awards		Excise Tax Gross-Up		Welfare Benefits		Total
Sandeep Mathrani:
Termination by the Company Without Cause or by Mr. Mathrani for Good Reason	$8,400,000	$3,000,000	$41,110,690	(1)	—		$49,612	(2)	$52,560,302
Termination due to Death or Disability	—	$3,000,000	$41,110,690	(1)	—		—		$44,110,690
Change in Control	—	—	$35,441,818	(3)	—	(4)	—		$35,441,818
Michael Berman:
Termination by the Company Without Cause	$461,538	—	—		—		—		$461,538
Shobi Khan:
Termination by the Company Without Cause	$750,000	$750,000	—		—		—		$1,500,000
Alan Barocas:
Termination by the Company Without Cause	$375,000	$750,000	—		—		—		$1,125,000
Richard Pesin:
Termination by the Company Without Cause	$375,000	$750,000	—		—		—		$1,125,000

(1)
This amount represents full vesting of options to purchase 565,796 shares of common stock at $19.05 per share ($3,355,170), full vesting of options to purchase 505,175 shares of common stock at $20.40 per share ($2,313,702), and full vesting of 1,364,550 Restricted Stock-Like LTIP Units ($35,441,818).

(2)	This amount represents the estimated value of two years of welfare benefit continuation.

(3)	This amount represents full vesting of 1,364,550 Restricted Stock-Like LTIP Units.

(4)
Pursuant to Mr. Mathrani's 2015 Employment Agreement, the Company has agreed to reimburse Mr. Mathrani for certain excise taxes under Section 280G of the Internal Revenue Code, as well as any income and excise taxes payable by Mr. Mathrani as a result of any reimbursements for such taxes, resulting from a Change in Control of the Company. No such reimbursements would have been payable to Mr. Mathrani had a Change in Control occurred on December 31, 2016.

Employment Arrangements for Executive Officers
The following is a summary of the Company’s employment agreements or arrangements with the NEOs.
Sandeep Mathrani. On October 27, 2010, the Company and Mr. Mathrani entered into the 2010 Employment Agreement, pursuant to which Mr.  Mathrani agreed to serve, for an initial five-year term commencing on January 17, 2011, as Chief Executive Officer of the Company. The 2010 Employment Agreement provided for an annual base salary of $1,200,000 and a target annual cash award of $1,500,000. In accordance with the terms and conditions of the 2010 Employment Agreement, (i) the Company granted to Mr. Mathrani an award of 1,500,000 shares of restricted common stock, which, as amended, vested over four years from the Grant Date, and (ii) pursuant to a non-qualified stock option award agreement, on October 27, 2010, the Company granted to Mr. Mathrani an award of options to acquire 2,000,000 shares of common stock, which vested over four years from the Grant Date. The options have an exercise price of $9.69 per share. The restricted stock and options were awarded pursuant and subject to the terms and conditions of the Equity Plan. Commencing in 2012, Mr. Mathrani became entitled to receive, on an annual basis, at his election, either options to purchase an additional number of shares of common stock equal to five times his previous year’s annual base salary, divided by the then current trading price of common stock, or shares of restricted stock of equivalent value (based on the Black Scholes pricing model).
On February 12, 2015, the Company and Mr. Mathrani entered into the 2015 Employment Agreement for a five-year term commencing on January 1, 2015. The term of the 2015 Employment Agreement automatically renews for additional one-year periods thereafter unless either party provides notice of non-renewal at least 90 days prior to the end of the initial term or renewal term, as applicable. The Company agreed, pursuant to the 2015 Employment Agreement, to continue to nominate Mr. Mathrani to the Company’s Board of Directors for so long as Mr. Mathrani serves as Chief Executive Officer of the Company. The 2015 Employment Agreement further provides for an annual base salary of $1,200,000 and a target annual cash award of $3,000,000, including a guaranteed minimum annual cash award of $2,000,000 for the 2015 and 2016 calendar years. In accordance with the terms and conditions of the 2015 Employment Agreement, the Company granted to Mr. Mathrani an award in an amount valued on the date of grant at $25,000,000, in the form of restricted shares of Common Stock or Restricted Stock-Like LTIP Units, at the election of Mr. Mathrani, which vests in full on the fifth anniversary of the Commencement Date. Mr. Mathrani elected to receive Restricted Stock-Like LTIP Units. The Restricted Stock-Like LTIP Units were awarded pursuant and subject to the terms and conditions of the Equity Plan. If the Company terminates Mr. Mathrani’s employment without “cause” or does not renew the 2015 Employment Agreement following the initial term, or if Mr. Mathrani terminates his employment for “good reason,” (as each such terms are defined in the 2015 Employment Agreement), then Mr. Mathrani is eligible to receive two years of salary continuation, two times his annual cash award for the previous year, a pro rata annual cash award for the year of termination (based on his annual cash award for the previous year), full vesting of the awards described above, and two years of welfare benefit continuation. If Mr. Mathrani’s employment is terminated due to death or disability, then Mr. Mathrani is eligible to receive pro rata annual cash award for the year of termination (based on his annual cash award for the previous year) and full vesting of all awards. Pursuant to the 2015 Employment Agreement, Mr. Mathrani’s annual awards commencing with the 2015 fiscal year and the Restricted Stock-Like LTIP Units granted on February 12, 2015 vest upon a change of control.
Other NEOs. All of the Company’s executive officers, except for our Chief Executive Officer, Sandeep Mathrani, are “at will” employees. We have no written or oral employment agreements with these executive officers. All of the compensation arrangements we have with these executive officers are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors.
Although Messrs. Khan, Barocas, Berman and Pesin are at will employees, each is eligible to receive severance payments if his employment is terminated by us “without cause.” For Mr. Khan, the severance payment is equal to his annual base salary plus a pro rata annual cash award for the year of termination (based on the target cash award for the current year). For Messrs. Barocas and Pesin, the severance payment is equal to six months of the officers’ annual base salary plus a pro rata annual cash award for the year of termination (based on the target cash award for the current year). Pursuant to the severance policy applicable to all employees, Mr. Berman will be eligible to receive 32 weeks of pay continuation based on his annual base salary if Mr. Berman is terminated by the Company “without cause.”

Compensation Committee Interlocks and Insider Participation
The following directors served as members of the Compensation Committee during 2016: J. Bruce Flatt, Mary Lou Fiala, John K. Haley, and Daniel B. Hurwitz. Effective February 9, 2016, Mr. Hurwitz resigned from the Company's Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company during fiscal year 2016, and no member of the Compensation Committee was formerly an officer of the Company. Other than as disclosed under “Certain Relationships and Related Party Transactions” above, with respect to Brookfield (of which Mr. Flatt is a Chief Executive Officer of Brookfield), no other member of the Compensation Committee was a party to any disclosable related party transaction involving the Company.
During fiscal year 2016, none of our executive officers served on the compensation committee or board of directors of any other company that has or had executive officers serving as members of the Board of Directors, or the Compensation Committee of the Company, except as follows:

•
Mr. Berman is a member of the Board of Directors of Brixmor Property Group Inc. (“Brixmor”), and until February 9, 2016, served on Brixmor's compensation committee. Mr. Hurwitz was appointed interim Chief Executive Officer of Brixmor on February 8, 2016. Effective February 9, 2016, Mr. Hurwitz resigned from the Company's Compensation Committee and Mr. Berman resigned from Brixmor's compensation committee. Mr. Hurwitz resigned as interim Chief Executive Officer of Brixmor on May 20, 2016 and was reappointed to the Company's Compensation Committee on February 23, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements during fiscal 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock and Series A preferred stock by certain persons as of March 20, 2017. In the case of persons other than our executive officers and directors, or where we have received additional information from the beneficial owner, the information presented in this table is based upon the most recent filings with the SEC. The table lists the applicable percentage ownership based on 883,445,666 shares of common stock and 25,000,000 shares of Series A preferred stock outstanding as of March 20, 2017. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 20, 2017 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options or warrants, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each reporting person below is c/o GGP Inc., 110 North Wacker Drive, Chicago, Illinois 60606.

The table below sets forth such estimated beneficial ownership for:

•	each stockholder that is known to us to be a beneficial owner of more than 5% of the Company’s outstanding common stock or Series A preferred stock (“Principal Stockholders”);

•	each director and director nominee;

•	each NEO; and

•	all directors, director nominees, and executive officers as a group.

Name of Beneficial Owner	Common Stock			Series A Preferred Stock
	Number of Shares Beneficially Owned		Percent of Class	Number of Shares Beneficially Owned		Percent of Class
Principal Stockholders:
Brookfield(1)	334,081,456		34.8%	—		—
The Vanguard Group(2)	82,891,105		9.4%	—		—
BlackRock Inc.(3)	52,341,682		5.9%	—		—
Named Executive Officers:
Sandeep Mathrani	5,272,562	(4)(5)(6)	*	—		—
Michael B. Berman	664,657	(4)(5)(6)	*	—		—
Shobi Khan	1,609,719	(4)(5)	*	—		—
Alan J. Barocas	998,035	(4)(5)(6)	*	—		—
Richard S. Pesin	1,317,408	(4)(5)	*	—		—
Directors and director nominees:
Richard B. Clark(1)	334,081,456	(7)	34.8%	—		—
Mary Lou Fiala	43,765	(6)	*	—		—
J. Bruce Flatt(1)	334,081,456	(7)	34.8%	—		—
Janice R. Fukakusa	—			—		—
John K. Haley	46,873	(5)	*	—		—
Daniel B. Hurwitz	35,592	(6)	*	—		—
Brian W. Kingston(1)	334,081,456	(7)	34.8%	—		—
Christina M. Lofgren	—			—		—
David J. Neithercut	63,212	(6)	*	—		—
Mark R. Patterson	27,395	(5)(6)	*	—		—
All directors, director nominees and executive officers as a group (17 persons)	344,553,468	(4)(5)(7)	35.6%	4,000	(8)	*
*Represents beneficial ownership of less than 1%.

(1)
Based on information provided to the Company, the following Brookfield entities may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of common stock and warrants held by all members of the “group”: Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC, Brookfield Retail Holdings Warrants LLC, Brookfield Asset Management Inc., Partners Limited, Brookfield Holdings Canada Inc., Brookfield Asset Management Private Institutional Capital Adviser US, LLC, Brookfield Property Partners Limited, Brookfield Property Partners L.P., Brookfield Property L.P., Brookfield US Holdings Inc., Brookfield US Corporation, Brookfield BPY Holdings Inc., BPY Canada Subholdings 1 ULC, Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, Brookfield BPY Retail Holdings III LLC, Brookfield BPY Retail Holdings II Subco  LLC, BPY Retail III LLC, BPY Retail IV LLC, BW Purchaser, LLC, BPG Holdings Group Inc., BPG Holdings Group (US) Holdings Inc., Brookfield Property Split Corp, Brookfield Property Group LLC, Brookfield Office Properties Inc., 1706065 Alberta ULC, Brookfield Holding Limited Liability Company, Brookfield Properties, Inc., Brookfield Properties Subco LLC, BOP (US) LLC and New Brookfield BPY Retail Holdings II LLC. Accordingly, each of the above Brookfield entities may be deemed to beneficially own 334,081,456 shares of the Company’s common stock (which includes 75,847,844 shares of the Company’s common stock issuable upon exercise of warrants), constituting beneficial ownership of 34.8% of the shares of the Company’s common stock. The following Brookfield entities beneficially own more than 5% of the outstanding shares of the Company’s common stock in the following amounts: (i) Brookfield Retail Holdings VII LLC beneficially owns 79,094,965 shares of the Company’s common stock, constituting beneficial ownership of 8.9% of the shares of the Company’s common stock, (ii) Brookfield BPY Retail Holdings II Subco LLC beneficially owns 53,000,412 shares of the Company’s common stock, constituting beneficial ownership of 6.0% of the shares of the Company’s common stock, and (iii) BPY Retail IV LLC beneficially owns 61,444,210 shares of the Company’s common stock, constituting beneficial ownership of 6.9% of the shares of the Company’s common stock. Each of Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC and Brookfield Retail Holdings Warrants LLC (collectively, the “Investment Vehicles”) and the other Brookfield entities expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of the Company’s common stock and shares of the Company’s common stock underlying warrants beneficially owned by each of the other Investment Vehicles and Brookfield entities. The address of each such Brookfield managed entity is c/o Brookfield Retail Holdings VII LLC, 4 Brookfield Place, 250 Vesey Street, New York, NY 10281-1023.

(2)
Based solely on information provided by The Vanguard Group in a Schedule 13G filed with the SEC on February 13, 2017. The Vanguard Group has the sole power to vote 1,560,002 shares of common stock and dispose of 81,342,809 shares of common stock. The address for this reporting person is 100 Vanguard Blvd. Malvern, PA 19355.

(3)
Based solely on information provided by BlackRock Inc. in a Schedule 13G filed with the SEC on January 24, 2017. BlackRock Inc. has the sole power to vote 47,290,290 shares of common stock and dispose of 52,341,682 shares of common stock. The address for this reporting person is 55 East 52nd Street New York, NY 10055.

(4)
Includes shares of our common stock that such person has a right to acquire within 60 days after March 20, 2017 pursuant to stock options granted under our incentive plans. These amounts are as follows: Mr. Mathrani, 4,548,952 shares; Mr. Berman, 577,310 shares; Mr. Khan, 1,581,993 shares; Mr. Barocas, 962,489 shares; Mr. Pesin, 1,290,853 shares; and all other executive officers, 342,195 shares.

(5)
Does not include LTIP Units, which can be settled in common stock only at the Company's discretion. Holders of LTIP Units are not entitled to vote such units on any matters presented at the 2017 annual meeting. The number of Restricted Stock-Like LTIP Units held by each individual is as follows: Mr. Mathrani, 1,694,222 units; Mr. Berman, 238,015 units; Mr. Khan, 326,749 units; Mr. Barocas, 113,306 units; Mr. Pesin, 205,653 units; Mr. Haley, 13,741 units; Mr. Patterson, 9,161 units; and Mr. Levine, 30,905 units. The number of Stock Option-Like LTIP Units held by each individual is as follows: Mr. Mathrani, 834,5428 units; Mr. Berman, 245,454 units; Mr. Khan, 294,544 units; Mr. Barocas, 171,817 units; Mr. Pesin, 171,817 units; and Mr. Levine, 63,818 units.  LTIP Units are subject to vesting and other terms as described above in “Compensation Discussion and Analysis.”

(6)
Includes shares of unvested restricted stock. The number of shares of unvested restricted stock for each individual is as follows: Mr. Mathrani, 157,667 shares; Mr. Berman, 49,271 shares; Mr. Barocas, 28,501 shares; Mr. Patterson, 4,730 shares; Mr. Levine, 23,751 shares; Ms. Fiala, 5,256 shares; Mr. Hurwitz, 7,883 shares; Mr. Neithercut, 7,883 shares; and Ms. Marszewski, 18,758 shares.

(7)
Includes shares of common stock and warrants held by the Brookfield entities. J. Bruce Flatt, a director and Chairman of the Board of the Company, is the CEO and a Senior Managing Partner of Brookfield. Richard B. Clark, a director of the Company, is a Senior Managing Partner of Brookfield, as well as the Chairman of Brookfield Property Group. Brian Kingston, a director of the Company, is a Senior Managing Partner of Brookfield and the Chief Executive Officer of Brookfield Property Group. Messrs. Flatt, Clark and/or Kingston may be deemed to share dispositive power over shares of common stock and warrants of the Company held by Brookfield entities. To the extent that any of Messrs. Flatt, Clark or Kingston is deemed to be the beneficial owner of any such securities of the Company beneficially owned by the Brookfield entities, such person disclaims beneficially ownership of such securities.

(8)	Includes 4,000 shares of Series A preferred stock held by Mr. Levine.

PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors unanimously recommends a vote
FOR this proposal (Item 4 on the Proxy Card).

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2017 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. The Board has ratified this selection. Deloitte & Touche LLP, an independent registered public accounting firm, also served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2001 through 2016. We are submitting the selection of independent registered public accounting firm for stockholder ratification at the Annual Meeting. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and the Board are requesting that the stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Although ratification by stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that a policy of requesting ratification by stockholders of its selection of an independent registered public accounting firm is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee may reconsider the selection of Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

Auditor Fees and Services

The following table presents the fees paid by the Company to its independent registered public accounting firm, Deloitte & Touche LLP, for the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015 and the effectiveness of the Company’s internal control over financial reporting based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and fees billed for other services rendered by Deloitte & Touche LLP and its affiliates for those periods.

Audit fees consisted principally of the audits of the Company’s annual consolidated financial statements, internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, comfort letters, and reviews of other filings or registration statements under the Securities Act of 1933 and Securities Exchange Act of 1934. The 2016 and 2015 audit-related fees consisted primarily of various audits of individual or portfolios of properties to comply with lender, joint venture partner or tenant requirements. The 2016 and 2015 audit fees exclude $53,000 and $60,000, respectively, related to consents provided for consolidated financial statements of the Company included in registration statements of Brookfield Property Partners L.P. (“BPY”) and its affiliates; such fees were reimbursed by BPY. The 2016 audit fees also exclude $108,000 related to services provided in connection with a potential transaction; such fees were paid by a party other than the Company. Tax services consisted principally of services necessitated by the Company’s ongoing tax compliance requirements. The 2016 other fees consists of a customer experience measurement engagement.

	2016	2015	2014
Audit Fees	$3,064,000	$3,034,000	$3,003,000
Audit-Related Fees	$986,000	$983,000	$836,000
Tax Fees	$445,903	$625,000	$794,000
All Other Fees	50,000	—	—

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms associated with such services) to be provided by the Company’s independent auditor, subject to certain de minimis exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit. Pre-approval is typically provided at regularly scheduled Audit Committee meetings, but the Audit Committee has delegated to its Chair the authority to grant pre-approval for specified matters between meetings as necessary, provided the matter is then presented to the full Audit Committee at the next scheduled meeting. The Audit Committee has granted pre-approval for routine and recurring audit, non-audit and tax services, in each case with fees less than $50,000. Under the policies adopted by the Audit Committee, if the invoice for a previously approved service materially exceeds the estimated fee or range of fees, the Audit Committee or its Chair must approve such excess amount prior to payment of the invoice; the Company’s independent auditors have been informed of this policy.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management the audited financial statements appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed under applicable Public Company Accounting Oversight Board (United States) (“PCAOB”) standards.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the issue of their independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

John K. Haley (Chair)
David J. Neithercut
Mark R. Patterson

PROPOSAL 5 AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE “FOR CAUSE” REQUIREMENT FOR STOCKHOLDER REMOVAL OF A DIRECTOR
The Board of Directors unanimously recommends a vote
FOR this proposal (Item 5 on the Proxy Card).

The Board has approved, and recommends that stockholders approve, an amendment to Article VI of our Certificate of Incorporation (the “Charter”) to eliminate the “for cause” requirement prescribed by Article VI for shareholder removal of a director.

Background
In December 21, 2015, the Delaware Court of Chancery issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Court of Chancery held that, in the absence of a classified board or cumulative voting, VAALCO’s “only for cause” director removal provisions conflicted with Section 141(k) of the Delaware General Corporation Law (the “DGCL”) and were therefore invalid. Article VI(C) of the Charter, and Article I, Section 10 of Amended and Restated Bylaws (the “Bylaws”) of the Company contained similar “only for cause” director removal provisions and do not provide for a classified board of directors or cumulative voting. Effective as of July 20, 2016, our Board of Directors approved a revision to the Bylaws to delete the provision specifying that directors are removable only for cause. Consistent with revising the Bylaws, our Board of Directors also approved an amendment to the Charter to provide that directors are removable with or without cause. The Charter amendment will not be effective unless it is approved by stockholders.

Text of Amendment
If stockholders approve this Proposal 5, the Charter will be amended and restated and Article VI(C) will read as follows:

Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to the election of directors under specified circumstances, any director may be removed from office by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

The Board recommends a vote FOR the amendment to Article VI of our Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director.

PROPOSAL 6 STOCKHOLDER PROPOSAL ON PROXY ACCESS
The Board of Directors unanimously recommends a vote
AGAINST this proposal (Item 6 on the Proxy Card).

Shareholder Proposal

RESOLVED: Shareholders of General Growth Properties, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement(as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;
b) given the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and
c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement” ). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement
The proposed bylaw terms coincide with those established in vacated SEC Rule 14a11
(https://www.sec.gov/rules/final/2010/33-9136.pdf).

The CFA Institute's 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:
•Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/dio/pdf10.2469/ccb.v2014.n9.1)

More than 200 companies have adopted proxy access provisions, including Chevron, Priceline and Western Union.
We urge shareholders to vote FOR this proposal.

Statement in Opposition to Shareholder Proposal

The Board has carefully considered the foregoing stockholder proposal and unanimously recommends a vote AGAINST it.

The Board recognizes that proxy access is a topic of interest to the entire stockholder and governance community and we are actively involved in researching and reviewing the implications and potential consequences of the various forms of proxy access proposed and/or adopted recently by public companies. The Board believes that careful and thoughtful consideration should be given before the Company implements a proxy access rule since this would be a significant change to our governance structure.

This deliberate approach includes reaching out to our stockholders to discuss their views with regard to proxy access. We have already begun this dialogue with our stockholders and expect to continue these conversations while taking into consideration developing best practices.

The Board believes it must carefully tailor the Company’s proxy access rights, and the structure and details of any particular proxy access bylaw provision, because proxy access rights have the potential to impact (i) the Company’s ability to ensure appropriate independence and robust qualifications of its directors; (ii) the balance of the overall composition of the Board; (iii) the ability of the Company to keep special interest groups from using proxy access to highlight their own particular agendas that may differ from long-term stockholder interests; and (iv) the ability of the Company to prevent annual meetings from being unduly distracted by director nominees with detrimental objectives or agendas. Because of the seriousness of these issues, the Board believes that it is prudent at this time to recommend against the proxy access proposal as set forth above so that the Board has more opportunity to thoughtfully consider the best approach to proxy access and stockholder nominations based on conversations with our stockholders and a thorough review of the evolving landscape of proxy access as an element of corporate governance.

While the Board carefully evaluates this issue, it is important to note that the Company’s current corporate governance structures and procedures are designed to ensure board accountability to stockholders, including:

•	annual election of all directors;

•	a majority vote standard for all directors, in accordance with the Company’s bylaws;

•	all non-employee directors are independent;

•	stockholders have the right to propose nominees to the Nominating and Governance Committee;

•	stockholders may nominate directors pursuant to the Company’s bylaws and solicit proxies for director nominees under federal proxy rules;

•	stockholders may submit proposals for consideration at an annual meeting and for inclusion in the proxy statement;

•	stockholders may express their views on our executive compensation through an annual “say-on-pay” vote; and

•	stockholders may communicate directly with the board through our board communication protocols.

In summary, proxy access is a rapidly developing and changing area of corporate governance. Therefore, the Board believes that the appropriate exercise of its fiduciary responsibilities in determining the best and most suitable response to proxy access for the Company involves discussions with our stockholders and thoughtful evaluation of the available options in a deliberate and measured manner.

As a result, the Board recommends a vote AGAINST the proposal.

ADDITIONAL INFORMATION
Stockholder Communications with the Board
Stockholders or other interested persons wishing to communicate with members of the Board may contact them by writing to them, c/o Corporate Secretary, at our principal executive offices at 110 North Wacker Drive, Chicago, Illinois 60606. Correspondence may be addressed to the independent directors as a group, the entire Board or one or more individual members of the Board, at the election of the sender. Any such communication will be promptly distributed to the director or directors named therein. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the recipient considers to be important for all directors to know.
Electronic Access to Proxy Materials and Directions
Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of proxy materials, the Company’s proxy materials, including this Proxy Statement and our Annual Report, are available for you to review online. To request a paper copy of proxy materials, please call 1-800-579-1639, or you may request a paper copy by email at sendmaterial@proxyvote.com, or by logging onto www.proxyvote.com.
For directions to the Annual Meeting site, please visit our website at: www.ggp.com.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of banks and brokers with account holders who are beneficial holders of the Company’s common stock will be householding the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials in the case of stockholders who receive paper copies of proxy materials). If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable), please notify your bank or broker, or contact Broadridge Financial Solutions, Inc., toll-free at 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The Company undertakes, upon oral or written request, to deliver promptly a separate copy of the Company’s Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, if applicable) at their address and would like to request householding of their communications should contact their bank or broker or Investor Relations at the contact address and telephone number for the Company provided above.
The Annual Report
The Company’s Annual Report for fiscal year 2016 is available for viewing on the Company’s website www.ggp.com under “Investors—Financials.” Please read it carefully.
Annual Report on Form 10-K
The Company filed with the SEC an Annual Report on Form 10-K for fiscal year ended December 31, 2016. Stockholders may obtain a copy, without charge, by visiting the Company’s website at www.ggp.com.
The Company will provide a copy of the fiscal year 2016 Annual Report on Form 10-K, including the financial statements and financial schedule, upon written request to the Corporate Secretary, at our principal executive offices at 110 North Wacker Drive, Chicago, Illinois 60606. Additionally, we will provide copies of the exhibits to the Annual Report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

Stockholder Proposals and Nomination of Directors at the 2018 Annual Meeting of Stockholders
If a stockholder intends to present any proposal for inclusion in the Company’s proxy statement in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), it must be received at our principal executive offices no later than December 4, 2017. This notice must be in writing, must include any additional information and materials required by our bylaws, and must comply with the other provisions of Rule 14a-8.
Under our Amended and Restated Bylaws (“Bylaws”), nominations for director and any other business proposal may be made by a stockholder entitled to vote at the 2017 Annual Meeting of Stockholders who delivers written notice, along with the additional information and materials required by our Bylaws, to our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the first anniversary of this year’s annual meeting. As specified in the Bylaws, different notice deadlines apply in the case of a special meeting, when the date of an annual meeting is more than 30 days before or more than 70 days after the first anniversary of the prior year’s meeting, or when the first public announcement of the date of an annual meeting is less than 100 days prior to the date of such annual meeting. Accordingly, for our annual meeting in the year 2018, we must receive this notice on or after January 17, 2018, and on or before February 16, 2018. You may obtain a copy of our Bylaws by writing to our Corporate Secretary. A matter submitted to us in accordance with our Bylaws may be presented at next year’s annual meeting, but we are not required to include any such matter in our proxy statement unless the submission also complies with Rule 14a-8. However, the persons named in the proxy for next year’s annual meeting will not have discretionary authority to vote with respect to the matter submitted unless we state in the proxy statement the nature of the matter and how the persons named in the proxy intend to vote with respect to the matter. Any matter which is not timely submitted to us in accordance with the requirements of our Bylaws may not be acted upon at the meeting.

ABOUT THE MEETING

Why am I receiving these materials?

We are making these materials available to you on the Internet or, upon your request, delivering printed versions of these materials to you by mail, in connection with our Board’s solicitation of proxies for use at our 2017 Annual Meeting of Stockholders. These materials include:

•	Our Proxy Statement for the Annual Meeting; and

•	Our 2016 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card and an admission ticket for the Annual Meeting.
What is a Notice of Internet Availability of Proxy Materials, and can I obtain a printed copy of the proxy materials?
In accordance with the rules of the SEC, we are providing access to our proxy materials over the Internet. Accordingly, on or about April 3, 2017, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials over the Internet and vote online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one not later than May 3, 2017. If you wish to receive a printed copy of our proxy materials for the Annual Meeting, you should follow the instructions included in the Notice for requesting those materials.
What is the purpose of the Annual Meeting?
At our Annual Meeting, our stockholders will vote upon the matters outlined in the accompanying notice of meeting, including:

•	The election of nine directors to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

•	Approval, on an advisory basis, the frequency of the advisory vote on executive compensation;

•	Approval, on an advisory basis, of the compensation paid to the named executive officers;

•	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017;

•	Approval of an amendment to our Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director; and

•	To consider and vote upon a stockholder resolution concerning the adoption of a “proxy access” bylaw.

Management will report on GGP’s performance during 2016 and respond to appropriate questions from stockholders. In addition, representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to respond to appropriate questions.
Who is entitled to vote?
The Board has fixed the close of business (Eastern Time) on March 20, 2017, as the record date to determine who is entitled to receive notice of and to vote at the Annual Meeting. There were 883,445,666 shares of common stock, $0.01 par value per share, outstanding on the record date, each entitled to one vote on each proposal to be voted on. Only stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

What do I need to attend the Annual Meeting?
Only GGP stockholders may attend the Annual Meeting. You will need an admission ticket or other proof of stock ownership to be admitted to the meeting. If you hold shares directly in your name as a stockholder of record and have received a printed copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting. If you have not received a printed copy of our proxy materials, please request an admission ticket by writing to us at: GGP Inc., 110 North Wacker Drive, Chicago, Illinois 60606-1511, Attention: Corporate Secretary.
If your shares are held beneficially in the name of a broker or other nominee, you may obtain admission to the meeting by presenting proof of your ownership of our common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned GGP stock on March 20, 2017, the record date for the meeting. To be able to vote at the meeting, you will need the bank, broker or record holder to give you a proxy.
All stockholders must also present a form of photo identification, such as a valid driver’s license or passport, in order to be admitted to the meeting.
No cameras, recording equipment, electronic devices, large bags or packages will be permitted at the meeting.
What are the Board’s voting recommendations?
The Board of Directors recommends that you vote your shares FOR the election of each of the nominees to the Board (Proposal 1), 1 YEAR, on an advisory basis, for the frequency of the say-on-pay vote (Proposal 2), FOR the approval, on an advisory basis, of the compensation paid to the named executive officers (Proposal 3), FOR ratification of the independent registered public accounting firm (Proposal 4), FOR the amendment to our Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director (Proposal 5), and AGAINST the stockholder proposal on proxy access (Proposal 6).
What happens if additional proposals are presented at the meeting?
Other than the matters described in this Proxy Statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If other matters are presented by or at the direction of the Board as permitted by our Bylaws and you vote by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.
How do I vote my shares?
If you are a “record” holder of our common stock (that is, if you hold your stock in your own name in the Company’s stock records maintained by our transfer agent), you may vote over the Internet by following the instructions included in the Notice, or, if you received a printed copy of our proxy materials, you can also vote by mail or telephone. Internet and telephone voting will close at 11:59 p.m. Eastern Time on the day before the meeting date. Please see the Notice of Internet Availability of Proxy Materials or your proxy card for more information.
If you sign and return a proxy for your shares, it will be voted as you direct and, if you do not provide direction on a matter to be voted on, your shares will be voted in accordance with the recommendations of the Board. You may also vote your shares by attending the Annual Meeting and voting in person by ballot at the meeting.
If you hold shares of our common stock in “street name” (that is, through a broker, bank or other nominee), you will need to obtain a voting instruction form from the institution that holds your shares and follow the voting instructions on that form. It is important that you provide the broker, bank or other nominee who holds your shares with voting instructions on the matters to be voted on at the meeting. With respect to Proposal 1 (the election of directors); Proposal 2 (the approval, on an advisory basis, of the frequency of the advisory vote on executive compensation); Proposal 3 (the approval, on an advisory basis, of compensation paid to named executive officers); Proposal 5 (the approval an amendment to our Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director); and Proposal 6 (the stockholder proposal on proxy access), your broker or other institution generally will not be able to vote your shares unless you provide voting instructions. With respect to Proposal 4 (the ratification of the independent registered public accounting firm), your broker or other nominee in certain circumstances may be able to vote your shares in its discretion without voting instructions from you.

Can I change my vote?
If you are a “record” holder, you may revoke a previously submitted proxy and change your vote by:

•	Voting again over the Internet or by telephone by 11:59 p.m. Eastern Time on the day before the meeting date (only the latest Internet or telephone proxy will be counted);

•	Properly executing and delivering a later-dated proxy card (your proxy must be received by the close of business (Eastern Time) on the day before the meeting date);

•	Voting by ballot at the Annual Meeting; or

•
Sending a written notice of revocation to our Corporate Secretary at our principal executive offices, 110 North Wacker Drive, Chicago, Illinois 60606 (your notice must be received by the close of business (Eastern Time) on the day before the meeting date).

If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
Who will bear the costs of soliciting votes for the meeting?
Your proxy is being solicited by the Board on behalf of the Company. GGP will bear the entire cost of the solicitation of proxies from its stockholders. In addition to sending stockholders these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.
What constitutes a quorum?
If a majority of the shares of common stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting the conduct of business at the Annual Meeting. As of the record date, we had 883,445,666 shares of common stock outstanding and entitled to vote. Abstentions and broker non-votes are counted as present in person or represented by proxy for purposes of determining whether a quorum exists.
What is a broker non-vote?
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.
How are shares held by a broker or nominee voted?
Under NYSE rules, the ratification of the selection of an independent registered public accounting firm (Proposal 4) is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. However, brokers may not vote on the other proposals contained in this Proxy Statement, which are considered “non-routine” proposals, unless they have received voting instructions from the beneficial owner. To the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”
How are shares held in the GGP 401(k) Savings Plan voted?
If you hold your stock through the GGP 401(k) Savings Plan (the “Savings Plan”), you have the right to instruct the trustees of the Savings Plan how to vote your shares. You can vote your shares by following the instructions on the enclosed proxy card. The trustee of the Savings Plan will have the voting instructions of each participant in the Savings Plan tabulated and will vote the shares of the participants by submitting a final proxy card representing the Savings Plan’s shares for inclusion in the tally at the Annual Meeting. If you hold shares in this Savings Plan and do not vote, the Savings Plan trustee will vote your shares (along with all other shares in the Savings Plan for which instructions are not provided) in the same proportion as those shares for which instructions are received from other participants in the Savings Plan. In order for your instructions to be followed, you must provide instructions for the shares you hold through the Savings Plan by returning your completed and signed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 at least three days prior to the meeting date, or by voting over the telephone or the Internet at by 11:00am (Eastern Time) on May 13, 2017.
How will the proxy holders vote?
The Board selected the persons named in the accompanying proxy, who have advised the Company that they intend to vote the shares represented by all properly executed and unrevoked proxies received by them FOR each of the Board nominees for director, 1 YEAR for Proposal 2, FOR Proposals 3, 4, and 5, and AGAINST Proposal 6, if no contrary instructions are given. Further, either of these named persons will vote on any other matter which may come before the Annual Meeting in accordance with their best judgment.

What are the voting options and what are the voting requirements for each proposal?

Proposal	Voting Choices and Board Recommendation	Voting Requirement
Item 1: Election of Directors*
• Vote in favor of all nominees;
• Vote in favor of specific nominees;
• Vote against all nominees;
• Vote against specific nominees;
• Abstain from voting with respect to all nominees; or
• Abstain from voting with respect to specific nominees.
Majority of votes cast Abstentions excluded
The Board recommends a vote FOR each of the Director Nominees.
Item 2: Advisory Vote to Approve the Frequency of the Advisory Vote on Executive Compensation	• 1 Year; • 2 Years; • 3 Years; or • Abstain from voting on the advisory proposal.	Plurality of votes cast Abstentions excluded
The Board recommends a vote of 1 YEAR for the frequency of the advisory vote to approve executive compensation.
Item 3: Advisory Vote to Approve Executive Compensation	• Vote in favor of the advisory proposal; • Vote against the advisory proposal; or • Abstain from voting on the advisory proposal.	Majority of votes present Abstentions have the effect of AGAINST VOTE
The Board recommends a vote FOR the advisory vote to approve executive compensation.
Item 4: Ratification of the Appointment of Independent Auditors	• Vote in favor of the ratification; • Vote against the ratification; or • Abstain from voting on the ratification.	Majority of votes present Abstentions have the effect of AGAINST VOTE
The Board recommends a vote FOR the ratification.
Item 5: Amendment to our Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director	• Vote in favor of the proposal; • Vote against the proposal; or • Abstain from voting on the proposal.	Majority of votes present Abstentions have the effect of AGAINST VOTE
The Board recommends a vote FOR the Amendment to our Certificate of Incorporation.
Item 6: Stockholder Proposal on Proxy Access	• Vote in favor of the proposal; • Vote against the proposal; or • Abstain from voting on the proposal.	Majority of votes present Abstentions have the effect of AGAINST VOTE
The Board recommends a vote AGAINST the stockholder proposal.
*Under Delaware law, if an incumbent director is not re-elected, the director will continue to serve on the Board as a “holdover director.” If any incumbent director is not re-elected, under our Corporate Governance Guidelines, the director is required to tender his or her resignation for consideration by the Board. The Nominating and Governance Committee will consider the resignation, evaluating the best interest of the Company and its stockholders, and make a recommendation to the Board on whether to accept or reject the resignation. Each of the nominees has consented to serve as a member of the Board of Directors if he or she is re-elected. If any nominee is unable to serve if elected, it is intended that the proxies will be voted for the election of the other remaining nominees and may be voted for any substitute nominees of the Board. In no event will the proxies be voted for a greater number of persons than the number of nominees named.

NYSE rules do not allow brokers discretionary authority to vote in the election of directors (Proposal 1), on the approval, on an advisory basis, of the frequency of the advisory vote on executive compensation (Proposal 2), on the approval, on an advisory basis, of executive compensation (Proposal 3), on the proposal to amend our Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director (Proposal 5), or on on the stockholder proposal on proxy access (Proposal 6). Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on Proposals 1, 2, 3, 5 or 6. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

GGP INC. 110 N. WACKER DR. CHICAGO, IL 60606
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS:
If you would like to reduce the costs incurred by GGP Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTING INSTRUCTIONS
Your vote also constitutes voting instructions with respect to any shares held in the GGP 401(k) Savings Plan (the “Savings Plan”). If no instructions are received by 11:00 a.m. Eastern Time on May 13, 2017, shares of stock held in the Savings Plan will be voted in the same proportion as votes received from other participants in the Savings Plan.

You can view the Annual Report and Proxy Statement on the Internet at www.proxyvote.com

KEEP THIS PORTION FOR YOUR RECORDS
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:							DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GGP INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING DIRECTOR NOMINEES:						THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
		For	Against	Abstain				For	Against	Abstain

	1a. Richard B. Clark	☐	☐	☐		3.	Approval, on an advisory basis, of the compensation paid to the named executive officers.	☐	☐	☐
	1b. Mary Lou Fiala	☐	☐	☐
	1c. J. Bruce Flatt	☐	☐	☐
	1d. Janice R. Fukakusa	☐	☐	☐		4.	Ratification of the selection of independent registered public accounting firm.	☐	☐	☐
	1e. John K. Haley	☐	☐	☐
	1f. Daniel B. Hurwitz	☐	☐	☐
	1g. Brian W. Kingston	☐	☐	☐		5.	Approval of an amendment to the Certificate of Incorporation to eliminate the “for cause” requirement for stockholder removal of a director.	☐	☐	☐
	1h. Christina M. Lofgren	☐	☐	☐
	1i. Sandeep Mathrani	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” FOR THE FOLLOWING PROPOSAL:						THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOLLOWING PROPOSAL:

		1 Year	2 Years	3 Years	Abstain			For	Against	Abstain

2.	Approval, on an advisory basis, of the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐	6.	Approval of a stockholder resolution concerning the adoption of a “proxy access” bylaw.	☐	☐	☐

For address changes, please check this box and write them on the back where indicated.		☐					In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
(Please date and sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)

Signature [Please sign within the box]		Date					Signature (Joint Owners)		Date

Admission Ticket
Annual Meeting of Stockholders
Date - May 17, 2017
Time - 9:00 a.m., local time
Location - 110 North Wacker Drive
Chicago, Illinois 60606

ADMITTANCE WILL BE DENIED WITHOUT A TICKET

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

s IF YOU PLAN TO ATTEND THE MEETING s

GGP INC. PROXY
This Proxy is solicited on behalf of the Board of Directors
Sandeep Mathrani and Stacie L. Herron, and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock, $0.01 par value, of GGP Inc., standing in the name of the undersigned on the Company's books at the close of business on March 20, 2017, at the Annual Meeting of Stockholders to be held at the Company's principal executive offices, 110 North Wacker Drive, Chicago, Illinois, at 9:00 a.m., local time, on May 17, 2017, or at any postponement(s) or adjournment(s) thereof, as follows:

The powers hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any postponement(s) or adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

This proxy also serves as a voting instruction card to the Trustee of the GGP 401(k) Savings Plan (the "Savings Plan").

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD (PROPOSAL 1); ON AN ADVISORY BASIS, 1 YEAR FOR THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2); FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS (PROPOSAL 3); FOR RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 4); FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION (PROPOSAL 5); AGAINST THE STOCKHOLDER PROPOSAL ON PROXY ACCESS (PROPOSAL 6); AND, IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, AND, IN THE CASE OF SHARES HELD IN THE SAVINGS PLAN, IN ACCORDANCE WITH THE TERMS OF SUCH SAVINGS PLAN.

Address Changes: ____________________________________
___________________________________________________
___________________________________________________
(If you noted any Address Changes above, please mark corresponding box on the reverse side.)